UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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FBL Financial Group, Inc.

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  FBL Financial Group, Inc.

5400 University Avenue
West Des Moines, IA 50266

NOTICE OF ANNUAL MEETING

Dear Shareholder:

          The Annual Meeting of Shareholders of FBL Financial Group, Inc. will begin at 8:00 a.m. Central Daylight Time on Wednesday, May 19, 2010, at the auditorium of our corporate headquarters, 5400 University Avenue, West Des Moines, Iowa.

          Only shareholders who owned stock at the close of business on March 15, 2010 can vote at this meeting or any adjournments that may take place. At the meeting we will ask you to:

1.	Elect a Board of Directors;
2.	Approve an amendment to increase shares available through the Director Compensation Plan;
3	Ratify the appointment of our Independent Registered Public Accounting Firm for 2010; and
4.	Attend to other business that may properly come before the meeting.

          YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE THREE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

          At the meeting we will also report on FBL’s 2009 business results and other matters of interest to shareholders.

          On March 31, 2010, we mailed a Notice of Internet Availability of Proxy Materials to our shareholders containing instructions on how to access our 2010 Proxy Statement and Annual Report, and vote, online. The 2010 Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement, Proxy Card and Annual Report, if you only received the Notice of Internet Availability of Proxy Materials by mail, or (ii) elect for subsequent years to receive your Proxy Statement, Proxy Card and Annual Report over the Internet, if you received them by mail this year.

          Enclosed with this Notice of Annual Meeting is the 2010 Proxy Statement and Proxy Card, and the 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The Annual Report on Form 10-K contains all information required to be included with an annual report to shareholders. In addition you may see our online annual report on our website, www.fblfinancial.com/2009AnnualReport. Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or by telephone, as described in the enclosed materials. If you received a copy of the Proxy Card by mail, you may date, sign and mail the Proxy Card in the envelope provided.

By Order of the Board of Directors

David A. McNeill
Secretary

March 31, 2010

Notice of Electronic Availability of Proxy Statement and Annual Report

          As required by rules adopted by the Securities and Exchange Commission (“SEC”), FBL is making this proxy statement and proxy card, and its annual report on Form 10-K, available to stockholders electronically via the Internet. On March 31, 2010, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report, and vote, online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review on-line all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet.

          If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you must request one. There is no charge to you for requesting a paper copy. If you received a paper copy of our proxy materials and want to receive an e-mail copy, you must request one. There is no charge to you for requesting an e-mail copy.

          Please make your request for a paper copy or e-mail copy of proxy materials related to the May 19, 2010 stockholders meeting on or before Wednesday, May 5, 2010 to facilitate timely delivery.

You may make your request using one of the following methods:
•	By telephone: 1-800-579-1639
•	By e-mail: sendmaterial@proxyvote.com (if requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the Notice) in the subject line.)
•	By internet: www.proxyvote.com

QUESTIONS AND ANSWERS

1.	Q:	On what may I vote?
	A:	1)	the election of eight Class A directors,
		2)	the approval of an additional 150,000 shares available for issue under the Directors Compensation Plan; and
		3)	the ratification of the appointment of our Independent Registered Public Accounting Firm for 2010.

2.	Q:	How does the Board recommend I vote on the proposals?
	A:	The Board recommends a vote FOR each of the nominees for Class A directors, and FOR each of the other proposals.

3.	Q:	Who is entitled to vote?
	A:	Shareholders as of the close of business on March 15, 2010 (the record date) are entitled to vote at the annual meeting.

4.	Q:	How do I vote?
A:

Depending on the form of proxy or voting instructions you receive, you may follow directions to cast your vote by telephone or over the Internet. Or, if you receive a printed proxy card, you may sign and date it and return it in the pre-paid envelope. If you return your proxy but do not indicate how you wish to vote, your shares will be voted FOR the three proposals. Regardless of the method of voting you use, you have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL’s corporate secretary, 2) voting in person, or 3) returning a later dated proxy.

5.	Q:	Who will count the votes?
A:

We have retained Broadridge Investor Communication Solutions, Inc. to distribute our proxy materials, receive the proxies and tabulate the results. Broadridge’s report will be verified by an employee of our legal department who will be appointed as the inspector of election.

6.	Q:	Is my vote confidential?
A:

Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Broadridge. An image of them is forwarded to us after the meeting. We would not release information identifying individual shareholders unless legally required to do so. We do not receive any identifying information regarding how employees vote Class A shares held in their 401(k) accounts.

7.	Q:	What shares are included in the proxies?
A:

Your proxy represents all of your shares, including those in FBL’s Direct Stock Purchase and Dividend Reinvestment Plan. Shares held in custody by Wells Fargo for the 401(k) plan for employees are represented by a separate voting instruction. If you do not vote by telephone or Internet or return your proxy cards, your shares will not be voted. If employees do not vote by Internet or return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

8.	Q:	What does it mean if I get more than one Notice?
A:

If your shares are registered differently and are in more than one account, you may receive more than one Notice. Respond to each Notice to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, BNYMellon Shareholder Services at (866) 892-5627. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a Notice for any shares owned directly.

9.	Q:	How many shares can vote?
A:

As of the record date, March 15, 2010, 29,566,130 shares of Class A common stock, 1,192,990 shares of Class B common stock and 5,000,000 shares of Series B preferred stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 40,759,120 eligible votes as of the record date. The Class A common shareholders and the Series B preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors, and all shareholders vote on other proposals.

10.	Q:	What is a “quorum”?
A:

A “quorum” means that holders of shares representing a majority of the outstanding votes are present at the meeting in person or represented by proxy. There must be a quorum for the meeting to be held. Directors must receive a plurality of votes cast to be elected. Other proposals at this meeting must receive more than 50% of the votes cast to be adopted. If you submit a properly executed proxy, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

11.	Q:	Who can attend the annual meeting?
	A:	Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 15, 2010 can vote.

12.	Q:	How will voting on any other business be conducted?
A:

Although we do not know of any business to be conducted at the 2010 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your proxy gives authority to Craig Lang, FBL’s Chairman, and Jim Hohmann, FBL’s Chief Executive Officer, to vote on such matters at their discretion.

13.	Q:	Who are the largest shareholders?
A:

Iowa Farm Bureau Federation is the principal shareholder as of March 15, 2010. It owned 15,387,611 shares of Class A common stock (52.0% of that class), 761,855 shares of Class B common stock (63.9% of that class), and 5,000,000 shares of Series B preferred stock (100% of that class). Those shares represent 64.2% of the total potential votes. Farm Bureau Mutual Holding Company (“Farm Bureau Mutual”) through its subsidiaries Farm Bureau Property & Casualty Insurance Company (“Farm Bureau Property & Casualty”) and Western Agricultural Insurance Company (“Western Ag”) held 894,346 shares of Class A common stock (3.0% of that class) and 238,990 shares of Class B common stock, being 20.0% of that class; in total, 2.8% of the total potential votes. Iowa Farm Bureau Federation and the Farm Bureau Mutual companies share our corporate headquarters’ address, 5400 University Avenue, West Des Moines, Iowa 50266.

In addition, Dimensional Fund Advisors Inc. (“Dimensional”) has informed us by filing Schedule 13G that it is the beneficial owner of 2,319,593 shares of Class A common stock as of December 31, 2009, 7.93% of that class. Its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has indicated that it has sole dispositive power with respect to the shares as a result of acting as an investment advisor to four investment companies and acting as investment manager to certain other commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership, noting that the various investment companies and managed accounts are the owners of the shares.

14.	Q:	How are the Class B directors elected?
A:

Only Farm Bureau organizations affiliated with the American Farm Bureau Federation may own Class B common stock. Farm Bureau organizations or their affiliates in 15 Midwestern and Western states, and a Farm Bureau affiliated reinsurance company, own Class B shares. By agreement, only presidents of the 15 state Farm Bureau organizations, and one officer of a state Farm Bureau entity, are eligible for nomination as the five Class B directors. The Class B nominating committee is made up of all of the Class B directors, who meet annually with representatives of the other Class B shareholders to determine the nominees. Their determinations are made based on the voting power of the organizations they represent. All of the Class B owners have agreed they will vote to elect the named nominees as Class B directors. It is expected that the President and an additional officer of the Iowa Farm Bureau Federation will both be Class B directors, as long as that organization remains the largest shareholder.

15.	Q:	When are shareholder proposals for the next annual meeting due?
A:

All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to David A. McNeill, Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by January 19, 2011. FBL’s advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the annual meeting must be submitted to the Corporate Secretary at the above address not less than 120 days before the first anniversary of the prior year’s annual meeting. That notice needs to be accompanied by the name, residence and business address of the shareholder, a representation that the shareholder is a record holder of FBL shares or holds FBL shares through a broker and the number and class of shares held, and a representation that the shareholder intends to appear in person or by proxy at the 2011 annual meeting to present the proposal.

16.	Q:	Can a shareholder nominate someone as a director of the Company?
A:

As a shareholder of record, you may recommend any person as a nominee for Class A director. Recommendations are made by writing to the Secretary of the Company not less than 120 days prior to the first anniversary of the prior year’s annual meeting. Your notice needs to set forth your name and address, and the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own, and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act, including the nominee’s written consent to being named in a proxy statement and to serve as a director if elected. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock.

PROPOSAL NUMBER ONE ─ ELECTION OF CLASS A DIRECTORS

          There are eight nominees for election as Class A directors, to be elected by the vote of the Class A common shareholders and holders of the Series B preferred stock, voting together as a single class. One nominee is the Chief Executive Officer of the Company, and seven nominees are independent of management. Except for Mr. Brooks and Mr. Hohmann, who were elected by the Board to fill vacancies in the last year, the nominees have previously been elected by the shareholders. The Board of Directors, based on information received in questionnaires and in personal interviews, has determined that all nominees are qualified to serve, and the seven independent nominees – Messrs. Brooks, Chicoine, Gill, Hanson, Larson, Mehrer and Walker – possess the degree of independence from management and from the Company mandated by the SEC and the New York Stock Exchange (“NYSE”).

Process of Nominations

          The Class A Nominating and Corporate Governance Committee identifies potential Board candidates from its own network of business and industry contacts, and from recommendations from other directors, Class B shareholders and management. The committee will consider nominations made by Class A shareholders, as explained in question 16 at the beginning of this Proxy Statement. The Board has established criteria for the committee to use in assessing nominees in the areas of competency, skills/experience and personal representations.

          Competency includes: integrity, accountability, independent thought process, high performance standards and business credibility, freedom from conflict, adequate time to fulfill duties, and attributes fit into existing needs of the Board.

          Skills/experience includes: financial literacy, executive experience, leadership skills, technical skills in identified areas of need, fortitude to make and stand behind tough decisions, achievement in business, career, education and community; agribusiness or public company experience is a plus.

          Personal representations includes: express strong values and integrity of character, make informed judgments, maturity and confidence of judgment, courage of convictions, loyalty, committed to representing long-term interests of the shareholder, commitment to prepare for and attend meetings, willingness to resign upon significant changes in abilities or value of contribution due to altered employment status, residency, geographic location or health.

          The committee will review the preceding criteria along with the candidates’ qualifications to determine if they possess several of the following characteristics: business and financial acumen, knowledge of the insurance and financial services industries, knowledge of agriculture and agricultural businesses, and prior experience as a director. Additionally, the Board believes that it is desirable that the Board members represent diverse viewpoints and have unique thinking due to diverse experiences. The Board is not limited by a formal policy with respect to diversity; the committee considers several types of diversity, including diversity of education, professional experience, skills, geography, gender, age and life experience. The committee also reviews the candidate’s independence from the Company and its management, based on responses to written questions, background checks and personal interviews.

Independence Determinations

          In making its independence determinations, the Board specifically reviewed information that director Paul E. Larson is also a director of Wellmark, Inc., a mutual insurance company which provides Blue Cross-Blue Shield health insurance policies sold by agents of the Company’s insurance affiliates in Iowa and South Dakota. The Company’s managed affiliate, Farm Bureau Property & Casualty, received in excess of $17,000,000 of commission income for such sales in 2009, the bulk of which was in turn paid to the selling agents. Mr. Larson is not an officer or shareholder of Wellmark, Inc. The amounts involved are substantially below 3% of revenues of the affected companies. Mr. Larson is also a director of GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company, both being insurers which are not in competition with the Company. Based on these facts, the Board determined that these relationships are not material and do not affect the independence of Mr. Larson.

          The Board also specifically reviewed a software consulting relationship between the Company and a firm which is majority owned by the spouse of director Roger K. Brooks. Technical services are provided in the area of customer relations management. The Company paid fees of $65,000 in 2008, $35,000 in 2009 and expects to pay approximately $205,000 in 2010. The Board determined that the amounts involved are not material from a financial standpoint, the relationship predates the election of Mr. Brooks to the Board, and the relationship does not affect the independence of Mr. Brooks.

          There were no other relationships involving the independent directors and the Company that required an assessment of independence by the Board. All directors are elected annually, and serve a one year term until the next annual meeting. If any director is unable to stand for election, the Board will designate a substitute. In that case, proxies voting for the original director candidate will be cast for the substituted candidate.

Nominees for Class A Director

Director Qualifications

          The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to FBL and our Board. Finally, we value their significant experience on other public company and community boards of directors and board committees.

Attributes of Class A Nominees

          In nominating the Class A Directors, the Class A Nominating and Corporate Governance Committee determined that the last sentence of each nominee’s biographical paragraph which follows, in capsule form, captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director.

          The committee has made no such determination regarding the Class B members of the Board, Messrs. Baccus, Hill, Lang, Olsen and Rogers, since they are not elected by the Class A shareholders but rather by the Class B shareholders pursuant to a Class B shareholders’ agreement.

          Roger K. Brooks became a Class A director in May 2009, filling a board vacancy. Mr. Brooks is the retired Chief Executive Officer and Chairman of AmerUs Group. He retired from AmerUs in 2005, after nearly 50 years of service. Mr. Brooks has served on numerous community boards and is a member of the Iowa Insurance Hall of Fame and Iowa Business Hall of Fame. He is also a Fellow of the Society of Actuaries. Mr. Brooks graduated magna cum laude with a bachelor’s degree in mathematics from the University of Iowa. He also participated in Stanford University’s Executive Program. We believe Mr. Brooks’ qualifications to sit on our Board of Directors include his demonstrated insurance industry expertise and experience through his 50 year tenure at AmerUs Group, retiring as its CEO and Chairman.

Member: Management Development and Compensation, and Finance Committees
Class A Director since 2009 Age: 72

          Jerry L. Chicoine is the Lead Director of the independent directors and Vice Chairman of the Board. Mr. Chicoine retired effective January 1, 2001 as Chairman and Chief Executive Officer of Pioneer Hi-Bred International, Inc. He had served in those capacities since 1999, and was Pioneer’s Executive Vice President and Chief Operating Officer since 1997. From 1988 to 1997 he had served as Senior Vice President and Chief Financial Officer. He was named a director of Pioneer Hi-Bred in March 1998. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPA’s in 1998. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986, and also holds a law degree. He is a member of the board of directors of several non-public companies, including Ruan Holdings, The Weitz Company and Bankers Trust Company N.A. of Phoenix. We believe Mr. Chicoine’s qualifications to sit on our Board of Directors include his professional experience as a long time practicing CPA, plus executive level business experience in an agricultural industry as the retired CEO of Pioneer Hi-Bred International, Inc.

Member: Management Development and Compensation and Executive Committees
Class A Director since 1996 Age: 67

          Tim H. Gill has been President and Chief Executive Officer of Montana Livestock Ag Credit, Inc. since 1986. The company specializes in agricultural finance throughout the state of Montana, underwrites long term real estate loans and has its own investment offerings. Mr. Gill is on the finance committee of Montana Stockgrowers; a trustee and finance chairman of the Montana Stockgrowers Research and Education Foundation; a member of the tax and credit committee of the National Cattlemen’s Beef Association; a director and past chairman of the Montana Council on Economic Education; a director of the Carroll College Athletic Association, and past chairman of the Animal Bio-Science Committee for Montana State University College of Agriculture. He is chair of the Class A Nominating and Corporate Governance Committee. We believe Mr. Gill’s qualifications to sit on our Board of Directors include his leadership in agricultural finance and business in Montana, and nationally.

Member: Class A Nominating and Corporate Governance, and Management Development and Compensation Committees Class A Director since 2004 Age: 57

          Robert H. Hanson was an investment banker with Merrill Lynch, Pierce Fenner & Smith in New York from 1965 to 1989, since 1972 as a Vice President, specializing in providing corporate finance services to the regulated utilities and telecommunications industries. In 1990 he relocated to Cody, Wyoming, where he was employed by Dean Witter Reynolds, Inc. as an Account Executive, and later by D.A. Davidson & Co., as Vice President and Office Manager of that firm’s Cody office. In 1993 he joined GST Telecommunications, Inc., initially as Senior Vice President — Corporate Development, and subsequently as Chief Financial Officer, retiring from those positions in 1999. Mr. Hanson is a past member of the Wyoming Telecommunications Council and current President of the Boys & Girls Club of Park County, Wyoming. In addition, he is a director and trustee of two national conservation organizations, for which he has the responsibility for financial and investment management. Mr. Hanson is a graduate of Yale University. He is chair of the Finance Committee, and has been named by the Board of Directors as one of our “Audit Committee financial experts.” We believe Mr. Hanson’s qualifications to sit on our Board of Directors include his skills learned as a long time Wall Street investment banker and financier, followed by public company experience as a CFO.

Member: Finance and Audit Committees
Class A Director since 2004 Age: 68

          James E. Hohmann is Chief Executive Officer of FBL Financial Group as of January 2010, having served as interim CEO since April 29, 2009. He has over 30 years of experience in financial services. From January 2007 through January 2009, Mr. Hohmann was President and CEO of Allstate Financial with executive accountabilities for 15 Allstate affiliates including Allstate Life Insurance Company and Allstate Bank. From December 2004 through December 2006, Mr. Hohmann was President and Chief Operating Officer at Conseco, Inc. Earlier he served as President and CEO of XL Life and Annuity; and President, Financial Institutions, for Zurich Kemper Life. Mr. Hohmann also worked for nearly 13 years for business consulting practices company Tillinghast/Towers Perrin where he was Managing Principal of the Chicago Life operations, and KPMG Peat Marwick. A Fellow of the Society of Actuaries, and a Member of the American Academy of Actuaries, Mr. Hohmann began his career as a life insurance actuary. Mr. Hohmann has a bachelor’s degree in mathematics from Northwestern University, and earned his MBA from the University of Chicago graduating with high honors. Mr. Hohmann has been a member of the Board of Directors of the American Council of Life Insurers, and serves on the board of OMNI Youth Services of suburban Chicago. We believe Mr. Hohmann’s qualifications to sit on our Board of Directors include his actuarial background, and his 30 years experience in financial services, including CEO, President or COO positions for several large and diverse insurance operations.

Member: Executive Committee
Class A Director since 2010 Age: 54

          Paul E. Larson is the chair of the Audit Committee. He has been named by the Board of Directors as one of our “Audit Committee financial experts.” He retired in 1999 as President of Equitable Life of Iowa and its subsidiary, USG Annuity and Life, after 22 years with the companies. Mr. Larson holds both a law degree and a certified public accountant designation. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPA’s in 1999, and inducted into the American Institute of CPA’s Business and Industry Hall of Fame in 2000. He is a member of the board of directors of non-public companies Wellmark, Inc., GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company. He was also a board member of EquiTrust Mutual Funds (which is managed by one of our subsidiaries), where he was chair of the Audit Committee and the committee’s financial expert. He resigned from the EquiTrust Mutual Funds board upon election to our Board in 2004. We believe Mr. Larson’s qualifications to sit on our Board of Directors include his accounting and financial management background, and 20 years of experience with a public life insurance company.

Member: Audit and Class A Nominating and Governance Committees
Class A Director since 2004 Age: 57

          Edward W. Mehrer is currently a member of the board of directors, and the audit and compensation committees, of NovaStar Financial. He served as Interim Chief Executive Officer of CyDex, Inc., a drug delivery company, from late 2002 to mid 2003, and as its Chief Financial Officer from November 1996 to December 2003. Prior to joining CyDex in 1996, Mr. Mehrer was Executive Vice President and Chief Financial and Administrative Officer of Marion Merrell Dow and a director and member of its executive committee. From 1976 to 1986, Mr. Mehrer served as partner-in-charge of audit and accounting for KPMG Peat Marwick in Kansas City, Missouri. The Board of Directors has named him as one of our “Audit Committee financial experts.” We believe Mr. Mehrer’s qualifications to sit on our Board of Directors include his experience as a practicing CPA, followed by executive level experience at several public companies and prior board service for several public companies.

Member: Audit and Class A Nominating and Corporate Governance Committees
Class A Director since 2004 Age: 71

          John E. Walker is the chair of the Management Development and Compensation Committee. He retired January 1, 1996 from Business Men’s Assurance (BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee. Mr. Walker was a director of LabOne, Inc., a publicly traded testing laboratory, and its predecessor, for close to 20 years until the company was acquired by merger in late 2005. He serves on a variety of nonprofit community boards. We believe Mr. Walker’s qualifications to sit on our Board of Directors include his industry experience, especially in reinsurance, gained as an executive and board member of Business Men’s Assurance, and other public company board experience.

Member: Class A Nominating and Corporate Governance, and Management Development and Compensation Committees Class A Director since 1996 Age: 71

          YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR CLASS A DIRECTORS.

Nominees for Class B Director, to be elected by the Class B Common Shareholders

          Craig A. Lang is the Chairman of the Board, and chair of the Executive Committee. He has been a director of the Iowa Farm Bureau Federation since 1992 and was its Vice President for six years beginning in 1995. He has been a director of Farm Bureau Property & Casualty and Farm Bureau Life Insurance Company (Farm Bureau Life) since 1993. In December 2001 he was elected President of the Iowa Farm Bureau Federation and director and President of its subsidiary, Farm Bureau Management Corporation. He was also then named President of Farm Bureau Life and Farm Bureau Property & Casualty (until 2003), a director and President of EquiTrust Life, a director of Western Ag, and a director and chair of EquiTrust Mutual Funds. In 2003 Mr. Lang was elected to the board of directors of the American Farm Bureau Federation. He is also a director of FB BanCorp. He served as the Iowa governor’s appointed chairman of the Grow Iowa Values Fund, within the Iowa Department of Economic Development, in 2003 and 2006. Mr. Lang was

named a member of the Iowa Board of Regents in April 2007. Mr. Lang is the lead director of Iowa Telecom, and chairman of its Compensation Committee. Mr. Lang has farmed since 1973 in partnership with his father and brother on 1,200 acres near Brooklyn, Iowa where they have a 500 head dairy operation.

Member: Executive and Class B Nominating Committees
Class B Director since 2001 Age: 58

          Steve L. Baccus became a Class B Director in May 2002 after being named President of the Kansas Farm Bureau. He is also Chairman of the board of directors of Farm Bureau Property & Casualty, and a director of Farm Bureau Life, EquiTrust Life, Western Ag and FB BanCorp. In 2004 Mr. Baccus was elected to the board of directors of the American Farm Bureau Federation. His family farm in Ottawa County, Kansas produces wheat, milo, soybeans, sunflower and irrigated corn. Mr. Baccus earned bachelor’s and master’s degrees in psychology from Washburn University and Chapman College, respectively.

Member: Executive and Class B Nominating Committees
Class B Director since 2002 Age: 60

          Craig D. Hill was elected a Class B Director in February 2007 and previously served as a Class B Director from 2002 to 2004. He is Vice President of the Iowa Farm Bureau Federation and has served on its board of directors since 1989. He has served on the board of Farm Bureau Life from 1989 to 2007, and on the board of Farm Bureau Property & Casualty since 1989, and also serves on the boards of Western Ag and Crop1 Insurance. Mr. Hill farms 1,000 acres of row crops and has a swine operation near Milo, Iowa.

Member: Executive, Finance and Class B Nominating Committees
Class B Director 2002 to 2004, and since 2007 Age: 54

          Keith R. Olsen was elected as a Class B Director in May 2007. He previously served as a Class B Director from 2002 to 2004. He is chairman of the Class B Nominating Committee. Mr. Olsen was elected President of the Nebraska Farm Bureau Federation in 2002, and has been a member of its board of directors since 1992. He was elected to the board of directors of the American Farm Bureau Federation in 2004. He is also a director of Farm Bureau Life, Farm Bureau Property & Casualty and Western Ag. In February 2003 he became a director of Blue Cross-Blue Shield of Nebraska. Mr. Olsen received a Bachelor of Science Degree in Agricultural Economics in 1967, and since then has been raising dryland wheat and corn on 3,000 acres in southwest Nebraska. He is also a producer and marketer of certified seed wheat, and was a self employed tax practitioner for a number of years.

Member: Finance and Class B Nominating Committees
Class B Director 2002 to 2004, and since 2007 Age: 65

          Kevin G. Rogers was elected as a Class B Director in February 2008. He has been President of the Arizona Farm Bureau Federation since 2004. He also serves on the board of the American Farm Bureau Federation and its executive committee, the National Cotton Council, the Cotton Board (treasurer) and is on the USDA’s Air Quality Task Force. Mr. Rogers is also a director of Farm Bureau Life and Farm Bureau Property & Casualty, and President and a director of Western Ag. His family farms 7,000 acres in the Phoenix metropolitan area and produces cotton, alfalfa, wheat, barley and corn.

Member: Finance and Class B Nominating Committees
Class B Director since 2008 Age: 49

CORPORATE GOVERNANCE

Corporate Governance Guidelines

          The Board of Directors adopted governance guidelines for the Company and the Board to ensure effective corporate governance. The governance principles are summarized below, and the full text of the governance guidelines is posted on the Company’s website at www.fblfinancial.com.

Objective of the Board of Directors

          The business of FBL is managed under the direction of the Board. The Board is to represent the interests of the shareholders; as such it is to oversee the strategic direction and conduct of the Company’s business activities so as to enhance the long term value of the Company. One of the Board’s principal roles is to select and oversee a well qualified and responsible Chief Executive Officer and management team to run the Company on a daily basis.

          In addition to serving the long-term interests of the shareholders, the Board has responsibility to the Company’s customers, policyholders, employees and the communities where it operates. These responsibilities are founded upon the successful perpetuation of the business and the promotion of the highest ethical standards.

Board and Board Committee Responsibilities Include:

•	Nominate Board candidates for election by the shareholders;

•	Oversee management, including the selection, monitoring, evaluation and compensation of the Chief Executive Officer and other senior executives;

•	Oversee compliance with laws, regulations and ethical behaviors;

•	Understand the major risks in the business and available risk management techniques and confirm that control procedures are adequate;

•	Promote integrity and candor in the audit of the Company’s financial statements and operations, and in all financial reporting and disclosures;

•	Review and approve management’s strategic and business plans;

•	Review and approve major transactions, financial plans, objectives and actions, including significant capital allocations and expenditures;

•	Monitor management’s performance of its plans and objectives and advise management on significant decisions; and

•	Assess its own effectiveness.

Board Organization

          The Board consists of a majority of independent directors, even though the Company is a “controlled company” which is not required to have an independent majority. Eight Class A directors include the Chief Executive Officer and seven independent directors who are elected by the holders of the Class A common stock and the Series B preferred stock, voting as a single class. The Class B common stockholders elect five Class B directors.

          The Board will make its own determination from time to time of what form of Board leadership works best for the Company. However, as long as the Company has a single shareholder owning a significant voting block, it is expected that a representative of that shareholder will be Chairman of the Board, and that the Board will not choose to have the same individual serve as Chairman and Chief Executive Officer of the Company. So long as the Chairman of the Board is affiliated with the majority shareholder, the Board, by action of the independent directors, will appoint a Lead Director who will conduct any separate meetings of non-management and independent directors and have such other duties and responsibilities as are set by the Board from time to time. The majority shareholder and the Board have determined that this leadership structure gives appropriate deference to the economic interests of the majority shareholder and the other Farm Bureau affiliated shareholders, while encouraging valuable input and oversight from the independent directors.

          Under this arrangement, Craig Lang, President of the Iowa Farm Bureau Federation, is the Chairman. The independent directors have elected Jerry Chicoine as the Lead Director. He was also elected Vice Chairman of the Board and appointed to the Executive Committee. The Lead Director, among other matters, facilitates communications among directors, works with the Chief Executive Officer to ensure appropriate information flow to the Board and chairs an executive session of the non-management directors, and of the independent directors, at each formal Board meeting.

          The Board also maintains three standing committees comprised solely of independent directors — the Audit Committee, the Management Development and Compensation Committee, and the Class A Nominating and Corporate Governance Committee. The Class B Nominating Committee is made up of all the Class B directors. The Finance Committee and the Executive Committee consist of both Class A and Class B members. Assignments to, and chairs of, the committees are recommended by the Class A Nominating and Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. See “Further Information Concerning the Board of Directors” for more information regarding membership on and workings of the various committees.

Board Operation

          The Board normally has four regularly scheduled meetings each year and special meetings as needed. Committee meetings are normally held in conjunction with Board meetings, plus additional meetings as needed. The Chairman, the Lead Director, the Board and the committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages communication, meaningful participation, and timely resolution of issues. Directors receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior managers at any time. Strategic planning and succession planning sessions are held annually at regular Board meetings. Board education sessions are held from time to time; in 2009 all directors attended training sessions accredited by RiskMetrics.

Board’s Role in Risk Oversight

          The Board of Directors is responsible for risk oversight.

          The Audit Committee monitors financial reporting risks.

          The Management Development and Compensation Committee reviews the potential of risks being related to or created by compensation and incentive systems. It concluded in February 2010 after reviewing all compensation systems that the Company’s compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

          The Finance Committee and the Company’s Management Team monitor all other risks on an ongoing basis. An employee staffed Enterprise Risk Management Committee is responsible for identifying risks that impact any and all of our businesses, establishing a reporting system to insure that each risk is being dealt with appropriately, and communicating results regularly to the Management Team, Finance Committee and Board of Directors. The Enterprise Risk Management Committee monitors quarterly surveys of the identified risks for possible elevations or changes in risk status with relation to established risk tolerances. A “Dashboard” report is provided quarterly to the Management Team and the Finance Committee of the Board for their assessments of the risks.

Board Advisors

          The Board and its committees (consistent with their respective charters) may retain their own advisors and consultants as they determine necessary to carry out their responsibilities.

Board Evaluation

          The Class A Nominating and Corporate Governance Committee coordinates an annual evaluation process by the directors of the Board’s performance and procedures, including evaluation of committee performance. The Board and each of the standing committees have conducted annual evaluations of their performance and procedures, including the adequacy of their charters, as established in the bylaws and charter documents.

Board Compensation

          The Management Development and Compensation Committee, in accordance with the policies and principles set forth in its charter, reviews and makes recommendations to the full Board with respect to compensation of directors. As part of such review, the Management Development and Compensation Committee periodically reviews director compensation (including additional compensation for committee members) in comparison to companies that are similarly situated to ensure that such compensation is reasonable, competitive and customary. In addition, the Board reviews all consulting contracts with, or other arrangements that provide other indirect forms of compensation to, any director or former director.

Director Share Ownership Guidelines

          As part of a director’s total compensation and to more closely align the interests of directors and the Company’s stockholders, the Board believes that a meaningful portion of a director’s compensation should be paid in the form of common stock of the Company. Directors receive equity grants which may be in the form of stock options, restricted stock or grants of shares annually under the Company’s existing stock compensation plan and may choose to receive some or all director fees in shares or in share equivalent units under the Directors Compensation Plan. The Board has determined that directors are required to own FBL stock worth three times their annual retainer by the latter of year end 2012 or within five years of becoming a director.

Charitable Contributions

          The Board will review charitable contributions by the Company to organizations with which any director is affiliated.

Corporate Conduct

          We have adopted the FBL Corporate Compliance Manual, which applies to all employees, officers and directors of the Company. An extract from the manual titled the Code of Conduct meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. We have also adopted a Code of Ethics for CEO and Senior Financial Officers. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. Both the Code of Conduct and the Code of Ethics are posted on our website at www.fblfinancial.com under the heading Corporate Governance — Governance Library. Any amendments to the Code of Conduct or Code of Ethics are promptly incorporated into the website posting. We intend to disclose any waivers of the Codes for executive officers or directors on our website.

Communications with the Board of Directors

          The Board has established a process for shareholders and other interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can mail materials c/o Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, IA 50266, or e-mail Contact.Board@FBLFinancial.com.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

          The Management Development and Compensation Committee engaged its consultant, Mercer US, Inc. (“Mercer”), to review the appropriateness of existing director compensation arrangements in 2007. Based on a survey of peer group companies and information derived from the National Association of Corporate Directors, Mercer presented its report and recommendations. Mercer’s report noted that directors’ compensation relative to the peer group was below the 25th percentile, both for cash compensation and for equity compensation. The committee adopted a portion of the report and recommended, and the Board of Directors approved, changes in the Board’s compensation structure. The changes went into effect January 1, 2008. The following table illustrates a schedule of cash compensation payable to the directors.

Class A Director retainer	$30,000
Class B Director retainer	12,500
Board meeting fees	1,500
Board telephonic meetings	1,000
Committee meeting fees
Audit	1,000
Management Development and Compensation	1,000
Class A Nominating and Corporate Governance	1,000
Finance	1,000
Executive	1,000
Class B Nominating	500 (250 telephonic)
Lead Director retainer	10,000
Audit chair retainer	10,000
Management Development and Compensation chair retainer	10,000
Class A Nominating and Corporate Governance chair retainer	5,000
Finance chair retainer	5,000

          Directors may elect to receive their fees in cash, in shares, or in deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending Board or committee meetings.

          Through 2008, the non-employee directors each annually received nonqualified stock options to purchase 4,000 shares at the date of grant fair market value. Beginning in 2009 the non-employee directors receive equity grants at the date of the annual meeting as determined by the Management Development and Compensation Committee, with the stated intention being an annual grant of shares with a $45,000 date of grant value.

          For 2009, the committee determined that the grants would be in the date of grant fair value amount of $22,500, that is, one-half of the amount previously planned. The reduced level is in recognition of the Company’s 2008 performance and the restraints the Board placed on 2009 executive compensation, as discussed in the Compensation Discussion and Analysis. For 2010, the grants are planned to be made in the full $45,000 amount.

2009 DIRECTOR COMPENSATION TABLE

Name(a)	Fees Earned/ Paid in Cash(e) $	Stock Awards $	Options Awards $	Non-stock Incentive Plan Compensation $	Change in Pension Value and Non Qualified Deferred Compensation Earnings(e) $	All Other Compensation $	Total $

Steve L. Baccus(b)	51,500	22,500	─	─	─	162	74,162

Roger K. Brooks	19,000	22,500	─	─	─	─	41,500

Jerry L. Chicoine(c)	87,000	13,500	─	─	─	9,000	109,500

Tim H. Gill(c)	64,500	13,500	─	─	─	9,000	87,000

Robert H. Hanson	61,500	22,500	─	─	─	─	84,000

Craig D. Hill(b)(c)	38,500	13,500	─	─	─	9,000	61,000

Craig A. Lang(d)	─	─	46,157	─	─	─	46,157

Paul E. Larson	100,500	22,500	─	─	─	─	123,000

Edward W. Mehrer	70,500	22,500	─	─	─	─	93,000

Keith R. Olsen	31,500	22,500	─	─	─	278	54,278

Kim M. Robak (f)	25,500	─	─	─	─	─	25,500

Kevin G. Rogers	31,500	22,500	─	─	─	53	54,053

John E. Walker	89,000	22,500	─	─	─	─	111,500

(a)

Excludes employee director Noyce, who received compensation including equity awards from the Company (see Executive Compensation) and was not separately compensated for his service as a director. Mr. Noyce resigned his positions as CEO and director of the Company effective April 28, 2009.

(b)

Mr. Baccus and Mr. Hill are officers of the Kansas Farm Bureau and of Iowa Farm Bureau Federation, respectively. Of the indicated compensation amounts, a portion of that payable to Mr. Baccus, and all of that payable to Mr. Hill, is paid to their parent organizations, and they are separately compensated by those organizations for all of their services to those organizations, including service as a director of the Company.

(c)	Elected to take portion of stock grant in cash.

(d)

Mr. Lang is an officer of the Company and an employee of Farm Bureau Management Corporation, a subsidiary of Iowa Farm Bureau Federation, the Company’s largest stockholder. He received option awards as noted as an officer, not as a director. He is not otherwise compensated by the Company for his services as a director.

(e)

Various directors have elected to defer various amounts of earned fees to the Director Compensation Plan, a nonqualified deferred compensation vehicle which accumulates share equivalents based on the market price on the date of fee payments. The Director Compensation Plan also accumulates dividend equivalent shares on account balances at the same rate as dividend payments on outstanding shares.

(f)	Ms. Robak resigned her position as Director effective May 6, 2009.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

          The Board of Directors met twelve times during 2009, including six telephone conference meetings. All of the current directors attended at least 75% of the Board meetings and committee meetings of which they were members. The Company has adopted a formal policy that attendance of directors at the annual shareholder meeting is expected; all directors then in office did attend the last annual meeting in May 2009.

          The committees of the Board of Directors and the number of meetings held by each committee in 2009 were:

Committee Name	Number of Meetings Held During 2009

Executive Committee	7
Audit Committee	8
Finance Committee	4
Management Development and Compensation Committee	12
Class A Directors Nominating and Corporate Governance Committee	4
Class B Directors Nominating Committee	1
Special Committee	6

          The Executive Committee is composed of Lang (Chairman), Baccus, Chicoine, Hill and Hohmann. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

          The Audit Committee consists of Class A directors Hanson, Larson and Mehrer, with Mr. Larson serving as chair. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board of Directors has determined that all members of the Audit Committee meet such standards, and further that all members are “financially literate” and have “accounting or related financial management expertise,” as required by the NYSE Listed Company Manual. Further, the Board of Directors has determined that all members are “audit committee financial experts,” as that term is defined in SEC regulations.

          The Audit Committee hires FBL’s Independent Registered Public Accounting Firm and reviews the professional services to be provided by the firm and its independence from our management. The Audit Committee also reviews the scope of the audit by the Independent Registered Public Accounting Firm and its fees, our annual and quarterly financial statements and related filings with the SEC, the system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets quarterly with members of the internal audit staff. The Audit Committee is required to review with the Independent Registered Public Accounting Firm and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. Additionally, if the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Property & Casualty may be unfair to FBL, the Board is required to submit the matter to a coordinating committee for resolution. A copy of the current Audit Committee Charter is available on our website, www.fblfinancial.com.

          The Finance Committee is composed of directors Brooks, Hanson, Hill, Olsen and Rogers, with Mr. Hanson as chair. The Finance Committee conducts oversight of financial planning and performance, analysis of financial procedure and structure, evaluation of financial strategies, and makes recommendations regarding them to the Board of Directors, and oversees the Company’s enterprise risk management process. The committee has adopted a Finance Committee Charter which can be found on our website,www.fblfinancial.com.

          The Management Development and Compensation Committee is composed of Class A directors Brooks, Chicoine, Gill and Walker, with Mr. Walker serving as chair. The Committee’s basic responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders’ interests and consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies, to oversee hiring, promotion and development of executive talent within the Company, including management succession planning and review, and to administer any benefit plans involving the Company’s equity securities. The committee has full responsibility for determining the compensation of the Chief Executive Officer, in conjunction with the Board’s review of the Chief Executive Officer’s performance. The committee has adopted a Management Development and Compensation Committee Charter which can be found on our website, www.fblfinancial.com.

          The responsibilities of the Class A Directors Nominating and Corporate Governance Committee include to assist the Board in (i) identifying qualified individuals to become Class A Board members, consistent with criteria approved by the Board, (ii) determining the composition of the Board of Directors and its committees, (iii) monitoring a process to assess Board effectiveness and (iv) developing and implementing the Company’s corporate governance guidelines. Current members are Gill, Larson, Mehrer and Walker, with Mr. Gill as chair. The committee’s charter and the corporate governance guidelines are available on our website, www.fblfinancial.com. The Class A Directors Nominating and Corporate Governance Committee also takes the lead in preparing and conducting annual assessments of Board and Board Committee performance, and makes recommendations to the Board for improvements in the Board’s operations. It also periodically reviews matters involving the Company’s corporate governance, including director education, the size of the Board and the corporate governance guidelines, and recommends appropriate changes to the Board.

          The Class B Directors Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to the Class B Shareholders Agreement, and nominates candidates to fill vacancies among the Class B directors. The Committee members are the five Class B directors, who meet with the presidents of the other eleven state Farm Bureau organizations which are Class B shareholders, to determine nominees for election.

          The Board appointed a Special Committee in early 2009 to review the Company’s financial situation and management. The committee included Mr. Larson as chair, with members Baccus, Chicoine, Mehrer and Walker. Included in the Director Compensation table, above, are payments made of $7,500 per month to the chair and $5,000 per month to the members, in January, February and March, 2009. The committee was subsequently disbanded.

          In addition to the Board committees, we have established several operational committees the activities of which are reported to the Board. These include an Investment Committee which consists of Mr. Hohmann and four additional officers, and an Advisory Committee composed of certain executives of Farm Bureau affiliated property-casualty insurance companies in the Farm Bureau Life market territory. The Board may establish other committees in its discretion.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table shows how many shares of Class A common stock were beneficially owned by each director, director nominee and each executive officer named in the Summary Compensation Table who remained with the Company, as of February 28, 2010. The percentage of FBL Class A common shares beneficially owned by any director or any officer does not exceed 1%, and by all directors and officers as a group, does not exceed 3%.

Name	Shares Beneficially Owned
Steve L. Baccus	25,008	(a)
James P. Brannen	116,761	(c)(d)(e)(f)
Roger K. Brooks	3,713
Jerry L. Chicoine	66,805	(a)(b)
Tim H. Gill	26,252	(a)(b)
Robert H. Hanson	38,696	(a)(b)
Charles T. Happel	30,603	(c)(d)(f)
Craig D. Hill	20,000	(a)
James E. Hohmann	114,662
Craig A. Lang	50,023	(c)(d)
Paul E. Larson	30,157	(a)(b)
Edward W. Mehrer	24,353	(a)
Keith R. Olsen	22,353	(a)
Kevin G. Rogers	15,553	(a)
Kevin W. Slawin	4,444	(f)
Bruce A. Trost	102,888	(c)(d)(e)(f)
John E. Walker	62,903	(a)(b)
All directors, nominees and executive officers as a group (17 persons)	755,174

(a)

Includes shares subject to options exercisable within 60 days for the following non-management directors or director nominees: Baccus, 20,000; Chicoine, 27,000; Gill, 16,000; Hanson, 16,000; Hill, 19,000; Larson, 16,000; Mehrer, 16,000; Olsen, 18,000; Rogers, 12,000; and Walker, 27,000.

(b)	Includes deferred units in Director Compensation Plan equivalent to the following shares: Chicoine, 32,794; Gill, 8,241; Hanson, 16,343; Larson, 4,804; and Walker, 26,850.

(c)	Includes share units held in Company 401(k) Savings Plan equivalent to the following shares: Brannen, 13,120; Happel, 6,099; Lang, 2,120; and Trost, 5,992.

(d)	Includes shares subject to options exercisable within 60 days for the following officers: Brannen, 58,882; Happel, 14,424; Lang, 47,903; and Trost, 51,447.

(e)

Includes share equivalent units held in the Executive Salary and Bonus Deferred Compensation Plan and the Employer Match Deferred Compensation Plan for the following officers: Brannen, 10,676 and Trost, 15,410.

(f)

Includes restricted shares on which performance goals have been met; however forfeiture restrictions will lapse upon continued employment through February 9, 2012 for the following officers: Brannen, 27,974; Happel, 10,080; Slawin, 4,444; and Trost, 27,563.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2009 our officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS

          Our executive and other officers provide services to the Company and to certain affiliates. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section “Certain Relationships and Related Party Transactions — Management and Marketing Agreements,” we receive management fees for managing certain affiliates whose financial statements are not consolidated with ours.

          The executive officers of the Company are as follows:

Name	Age	Position
James E. Hohmann	54	Chief Executive Officer
James P. Brannen	47	Chief Financial Officer, Chief Administrative Officer and Treasurer
Bruce A. Trost	54	Executive Vice President – Operations
Charles T. Happel	48	Executive Vice President – Chief Investment Officer
Kevin R. Slawin	52	Executive Vice President – Marketing & Distribution

          The following describes the business experience, principal occupation and employment during the last five years of the executive officers:

          Biographical information for Mr. Hohmann is found above under “Election of Directors.”

          James P. (Jim) Brannen, CPA, became Chief Financial Officer and Chief Administrative Officer of FBL and its major operating subsidiaries January 1, 2007, and was additionally named Treasurer of all companies in February 2007. He had been Vice President, Finance of FBL and of its major operating subsidiaries since January 2000, after serving as Vice President, Controller beginning in January 1999. He chairs the Rate Setting Committees of our life insurance companies, and the CEO/CFO Certification Committee. He is president of the board and chairman of the executive committee of non-profit enterprise Children & Families of Iowa. Mr. Brannen has been employed by FBL and its affiliates since 1991.

          Charles T. (Charlie) Happel, CFA, is Executive Vice President and Chief Investment Officer. He joined the Company in 1984 as a Farm Bureau Financial Services agent, moving to the corporate office in 1986 as a consultant for investment products. He became a Securities Analyst in 1989. He was promoted to Senior Portfolio Manager for Tax-preferenced Securities in 1999, managing portfolios of municipal bonds, preferred stock, and in 2000, the EquiTrust Value Growth and EquiTrust Managed portfolios. Mr. Happel became Securities Vice President in 2001, developing and executing strategy for property-casualty and equity mutual fund portfolios. He assumed the position of Vice President - Investments in August 2008, and was named Chief Investment Officer in September 2009. Mr. Happel is a graduate of the University of Northern Iowa, holds an MBA from Drake University and a number of industry designations, including CFA, CFP, FLMI, ChFC, CLU, and CPCU. He is a member of the Iowa Society for Financial Analysts, the Association for Investment Management and Research (AIMR), Chicago Municipal Analysts Forum, and the National Federation of Municipal Analysts (NFMA).

          Kevin R. Slawin, Executive Vice President, Marketing & Distribution, joined FBL Financial Group in October 2009. He is responsible for all aspects of the organization’s marketing and distribution functions including business development, brand management, sales management and agent recruiting and retention. Mr. Slawin has more than 30 years of experience in the financial services industry. Over the past 14 years, he has held a number of senior management positions at Allstate Financial including CEO, Allstate Bank; Senior Vice President, Operations and Technology; and Senior Vice President, Chief Financial Officer. Most recently, he served as President, Distribution. He is a CPA. Mr. Slawin holds a Masters of Management degree from the J. L. Kellogg Graduate School of Management at Northwestern University and a B.S. degree in accounting from Indiana University. Mr. Slawin currently serves on the Board of Directors of the Insurance Market Standards Association (IMSA).

          Bruce A. Trost was named Executive Vice President - Operations of FBL Financial Group in September, 2009. Mr. Trost joined FBL in 2004 and was responsible for FBL’s managed property-casualty companies from 2004-2009. He has more than 30 years of experience in the Farm Bureau insurance network. Prior to FBL, Mr. Trost was the Executive Vice President and Chief Executive Officer of Nodak Mutual Insurance Company, Fargo, North Dakota. Mr. Trost began his insurance career in 1976 as a claims representative for COUNTRY Insurance Company in Illinois. He held various positions within the property casualty companies and was the Illinois State Claims Manager before joining United Farm Family Mutual Insurance Company in 1994 as Vice President of Claims. In 1996, he was named Senior Vice President of the property casualty companies at United Farm Family. Mr. Trost returned to COUNTRY Insurance in 1999, where he was Vice President of the property-casualty companies until he assumed the position with Nodak Mutual Insurance Company. Mr. Trost holds a bachelor’s degree in business from Southern Illinois University. He also completed various insurance and advanced management courses through Wharton School of Business, Drake University, IBM and American Educational Institute, where he received a Senior Claims Law Associate designation. Mr. Trost is involved in various industry activities including boards and committees of the Property Loss Research Bureau, Liability Research Institute, Institute for Business and Home Safety, Insurance Institute for Highway Safety, Property Casualty Insurance Association and American Agricultural Insurance Company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Profitability

          We sell individual life insurance and annuity products through an exclusive distribution channel and individual annuity products through independent agents and brokers. Our exclusive agency force consists of 2,020 Farm Bureau agents and managers operating in the Midwestern and Western sections of the United States. Our independent channel consists of 20,195 independent agents and brokers operating throughout the United States. Several subsidiaries support various functional areas of our life insurance companies and other affiliates, by providing investment advisory, marketing and distribution, and leasing services. In addition, we manage two Farm Bureau affiliated property-casualty companies and their subsidiaries for a fee but do not include their financial results in our consolidated financial results.

          Our profitability is primarily a factor of the following:

•	The volume of our life insurance and annuity business in force, which is driven by the level of our sales and the persistency of the business written.

•	The amount of spread (excess of net investment income earned over interest credited/option costs) we earn on contract holders’ general account balances.

•	The amount of fees we earn on contract holders’ separate account balances.

•

Our ability to price and manage our life insurance products to earn acceptable margins over the cost of providing benefits and the expenses of acquiring and administering the products. Competitive conditions, mortality experience, persistency, investment results and our ability to maintain expenses in accordance with pricing assumptions drive our margins on the life products. On many products, we have the ability to mitigate adverse experience through adjustments to credited interest rates, policyholder dividends or cost of insurance charges.

•

Our ability to manage our investment portfolio to maximize investment returns while providing adequate liquidity for obligations to policyholders and minimizing the risk of defaults or impairments of invested assets.

•	Our ability to manage the level of our operating expenses.

•

Actual experience and changes in assumptions for expected surrender and withdrawal rates, mortality, and spreads used in the amortization of deferred policy acquisition expense and deferred sales inducement amounts.

•	Changes in fair value of derivatives and embedded derivatives relating to our index annuity business.

          This report details our compensation program for our named executive officers. It describes incentive plans which are measured by various profitability factors. The officers and our employees are rewarded when they can deliver the profitable performance that our shareholders seek.

Current Economic Conditions

          The difficult recessionary economic conditions beginning in early 2008 contributed to substantial asset impairments and declines in the market value of our investment portfolio, among other matters. We experienced decreased financial performance for 2008 and the first half of 2009 which is reflected in our consolidated financial statements and Management’s Discussion and Analysis in the Annual Report on Form 10-K. These results and the

2008 and 2009 recessionary conditions contributed to a significant decline in the market value of our common stock. While the market price has improved from the low in early March 2009, the majority of our outstanding stock options at December 31, 2009 remained underwater, and the value of unvested performance based restricted stock awards was substantially reduced. In response to the Company’s economic situation, the Compensation Committee and the Board of Directors embarked on a variety of initiatives which included:

•	Hiring an interim Chief Executive Officer in late April 2009, and removing his “interim” status in January 2010;

•

a decision by the Board of Directors to limit early 2009 payments of the management team’s annual performance based cash incentives to a level below the 2008 attainment levels based on Board concerns over Company financial performance;

•	a freeze on base salary of executives and other officers for 2009 as part of an aggressive program of curtailing expenses which included a four percent reduction in our workforce;

•

a limitation on the number of stock options issued in 2009 to not more than 10% over the number issued in 2008, and a limitation on the number of shares of performance based restricted stock to not more than twice the number issued in 2008, even though the underlying stock price had declined precipitously at the grant dates;

•	deletion of the individual Change of Control agreements held by the executive officers and other officers and adoption of a new change of control policy; and

•

revisions to our performance criteria in 2009 for both short term cash incentives and long term incentives to encourage behaviors that will help us implement business changes to respond to these challenges and profit in the current environment.

          The discussion which follows describes our general compensation philosophy and specific practices through 2009, including descriptions of various changes made in response to the difficult financial and business environment. The Compensation Committee continues to examine all aspects of compensation expenses as the Company continues various expense cutting and efficiency initiatives.

Reimbursement of Compensation Expenses by Managed Affiliates

          We manage two affiliated property-casualty companies whose operating and underwriting results and owners’ equity are separate from ours. We receive a management fee for our work in managing Farm Bureau Property & Casualty and Western Ag, and three smaller companies affiliated with them; we are reimbursed for all compensation and other expenses required to provide the services to those companies. The compensation expenses of our executives and employees are allocated between us and our subsidiaries on the one hand, and the property-casualty companies on the other hand, based on time and responsibilities estimates and studies. For the named executive officers, the property-casualty companies reimbursed us for the following percentage of their 2009 total compensation expense: Mr. Hohmann, 19%; Mr. Brannen, 26%; Mr. Happel, 2.5%; Mr. Kypta, 0%; Mr. Trost, 100%; Mr. Noyce, 40%; and Mr. Paule, 3%.

          Enterprise wide, the managed property-casualty companies reimbursed us for approximately 67% of our 2009 total compensation expenses, 56% of our 2009 annual cash incentives, and 40% of our 2009 long term incentives. As a result, the property-casualty companies are paying their proportionate share of our total salaries, cash incentives and long term incentives, as well as all other forms of compensation and benefits. These allocations and reimbursements should be considered in any analysis of FBL’s compensation costs, executive compensation costs, and costs and uses of short and long term incentive plans.

          We value good relationships with the state and local Farm Bureau entities which sponsor and allow us and our property-casualty affiliates to do business in their geographic areas. We believe that attention to the property-casualty business allows us to do a more effective job of cross selling life insurance products to property-casualty customers, and our cross sales are consistently above industry averages. We further emphasize this relationship by including various property-casualty goals in our annual Company wide incentive plan and in our annual management incentive plan.

Executive Compensation Philosophy and Goals

          We expect that the FBL Financial Group, Inc. compensation program will help us to attract and retain highly qualified and motivated employees at all levels, encourage and reward achievement of our annual and long term goals and operating plans, and encourage officers and employees to become shareholders with interests aligned with those of other shareholders, all in an effort to increase shareholder value.

          We have specific expectations regarding our named executive officers. We intend that our executive compensation program will effectively and appropriately compensate our executives and will guide their activities in response to targeted incentives we provide, both over the short and long term. We measure appropriateness of the compensation package by comparing it to payments made by surveyed companies and peer group companies in the insurance and financial services industries. Our target is to have overall executive compensation, and each of the elements of the compensation package, at approximately the blended average of survey data provided by the Compensation Committee’s consultant and median compensation payments by peer group companies for comparable positions and normal performance.

          We use a variety of compensation elements to reach these goals. These include base salary, annual cash performance based incentives, long term equity awards of options and performance based restricted stock, retirement and termination arrangements, general employee benefits, executive benefits and limited perquisites. These elements are reviewed periodically and adjusted as necessary. In line with peer group surveys, we have specifically acted in the last several years to reduce the amount of benefits, including retirement benefits, and perquisites available to the named executive officers. In return, we have put an increased percentage of their potential compensation at risk of performance by increasing target levels for both our annual cash incentive plan and our executive long term incentives, and by shifting half of targeted executive long term incentives from stock options to performance based restricted stock.

Compensation Committee and its Consultant

          The Management Development and Compensation Committee (the “Compensation Committee”) of the Board of Directors is in charge of all aspects of executive compensation, and oversees all general compensation programs of the Company. The Compensation Committee consists of four independent directors. See “Further Information Regarding the Board of Directors” for additional information regarding the Compensation Committee. Mercer has been retained by the Compensation Committee as a compensation consultant. Mercer is exclusively accountable to the Compensation Committee. On occasion, management provides information regarding the compensation and benefit programs and business context to Mercer. The CEO and CFO review drafts of Mercer’s reports (where not concerning CEO compensation) for accuracy with respect to Company information.

          Mercer billed us approximately $65,100 for executive compensation services in 2009. It also receives an ongoing $5,900 license fee for its compensation software which the Company acquired in 1999. In addition, affiliates of Mercer provided non-compensation related services to managed affiliates of the Company at a cost of approximately $119,000 in 2009. The decision to engage Mercer’s affiliates was made by management without any request for approval of such services by the Compensation Committee because the wide spread affiliates within the Marsh & McLennan Companies operate in distinctly different businesses. Their services were sought and received on a commercial arms length basis.

          The Company from time to time has utilized the services of the Hay Group in reviewing its employment and compensation arrangements, including executive compensation.

Compensation Arrangements For New CEO

          The Board of Directors hired James E. Hohmann in late April 2009 to act as interim CEO. Mr. Hohmann’s employment contract and performance based restricted stock grant, as detailed below, provided a blueprint for what the Board wished him to accomplish. Terms of employment included base salary at the annual rate of $669,600, and normal employee health and welfare benefits. In addition, the employment contract provided that during his interim status, he would be reimbursed for weekly commuting to his home in suburban Chicago, and for living expenses in Des Moines, and held harmless for any tax liability attributable to the reimbursement. He was permitted use of corporate aircraft in lieu of buying commercial air tickets. The tax gross up, use of corporate airplane and living expenses benefits ended at the end of 2009. Those benefits were directly tied to Mr. Hohmann’s status in 2009 as the interim CEO and the Compensation Committee does not expect to utilize such benefits going forward. Mr. Hohmann was not made eligible for the Company’s Management Performance Plan (annual cash incentives) in 2009, but he was granted 181,160 shares of restricted stock with a grant date fair value of $1,000,000

          Forty percent of the grant, 72,464 shares, was service based, with restrictions removed pro rata month by month throughout 2009. The remaining sixty percent, 108,696 shares, was performance based, with terms addressing several challenges the Company was then facing. The first requirement for full funding of this portion was to achieve a 20% increase in the Company’s share price. With that accomplished, the committee of independent directors charged with determining his attainment level could consider accomplishment of performance in three areas.

60% -- Create a plan designed to restore A.M. Best ratings to Farm Bureau Life and EquiTrust Life to A (Excellent).

30% -- Strategic review of FBL enterprise, with comprehensive business plan.

10% -- Executive management team structure.

          Since the 60% ratings restoration goal was multi year, its measurement through 2009 was done by achievement of various subtasks in any of three categories which would assist in the ratings activity.

          Tasks included in Class 1, either upgrade of Farm Bureau Life by A.M. Best, or removal of negative outlook by A.M. Best from EquiTrust Life.

          In Class 2, accomplish two of the following:

•	Maintain or improve the risk based capital (“RBC”) ratio of Farm Bureau Life, while increasing EquiTrust Life’s RBC ratio by 15 points.
•	Reduce unrealized losses by $500 million without realizing losses or other than temporary impairments through attainment of goal, calculated prior to accounting offsets.
•	Reduce debt at holding company by half without dilution to current Class A shareholders.
•	Increase EquiTrust Life return on equity by 3 points from 2008 level of 1.6% to 4.6%, calculated using operating income, with securities amortized at cost.

          In Class 3, accomplish any four of the following:

•	Develop and implement a new annuity product portfolio at EquiTrust Life with specified metrics, with product approval from states producing at least half of EquiTrust Life’s 2008 annuity premiums.
•	Execute new business arrangement with a reinsurer on a specified basis.
•	Execute risk reducing or capital/return enhancing in-force reinsurance transaction resulting in $50 million increase in available capital.
•	Create internal standards and models to use duration as an effective tool to mitigate interest rate exposures.
•	Reduce “BBB” and lower rated security exposure to below 25% of total holdings, without realization of material impairments.
•	Reduce commercial mortgage loan holdings by 20% of current holdings, without realization of material impairments or loss of material income potential.
•	Retool ALM process to be consistent with best practices.

          In the 30% strategic review goal, Mr. Hohmann was to develop a comprehensive and sustainable business plan for the enterprise. This would include for EquiTrust Life, stabilization; short, intermediate and long term metrics, projections and plans; and a product array addressing profitability, capital constraints and distribution risk management; identification of appropriate management and creating and implementing appropriate product and pricing review processes. It also included a strategic review of EquiTrust Life’s role in the enterprise, the Farm Bureau market and determining the appropriate enterprise relationship with Farm Bureau Property & Casualty.

          In the 10% management team structure goal, Mr. Hohmann’s objective was to secure a management team structure best able to deliver the results necessary for the enterprise, staffed with individuals with appropriate skill sets. This was measured by achievement of (a) identifying and filling missing positions, (b) delivering a flatter performance rating distribution, and (c) codifying a succession planning framework.

          After year end, the designated committee of independent directors, with the assistance of the Company’s internal audit staff, determined that Mr. Hohmann had accomplished tasks resulting in him attaining goals at the 90% level, resulting in receipt of 97,626 of the 108,696 shares. Specifically, it was confirmed that the goals related to RBC improvements and reduction of unrealized losses were met, which triggered 60% attainment. The committee reviewed the subjective elements of the strategic review and the management structure and concluded that an additional 30% attainment was earned.

2010 Employment Terms

          Based on terms negotiated by a committee of independent directors, and approved by the Compensation Committee, the Board of Directors approved the hiring of Mr. Hohmann as the Company’s chief executive officer at the 2009 year end conclusion of his status as interim CEO. Terms of employment for 2010 include a beginning annual salary of $670,000, inclusion in the annual Management Performance Plan at a target rate of 60% of salary, up to $30,000 per year for a personal travel allowance for one half of costs incurred until Mr. Hohmann relocates his family to Des Moines (not more than two years) and a grant of performance based restricted stock of $1,000,000 grant date market value (44,822 shares). It is expected that annual grants of that size will continue over a five year period. While performance terms are not set for future years, the 2010 grant focuses 25% on earnings per share goals and 75% on growth in book value per share goals that are shared by the rest of the named executive officers and management team. See “Long Term Incentives; Options and Restricted Stock” at page 33 for terms of the 2010 grants. Each year’s grant will vest to the extent performance terms are met in the first year, subject to three years of service. If performance terms for a year are not met, Mr. Hohmann may regain that year’s shares by achieving overall book value per share growth in the second or third year of the service term that meets a staged out “glide path” of growth at a rate required to increase book value 60% in five years.

          As a further inducement to long term performance, the Compensation Committee agreed to grant Mr. Hohmann in 2010 and subsequent years a total of 250,000 shares of restricted stock with performance terms seeking book value per share growth of 65% over a five year cliff vesting schedule. This would be a record setting rate of growth for the Company. Because Company policy limits aggregate issue of restricted stock to an individual to $3,000,000 grant date market value per year, the 2010 grant in this category was limited to 102,062 shares. The grant requires a 60% growth rate for 50% achievement and a 65% growth rate to maximize the 250,000 shares. Additionally, the grant requires all of FBL’s life companies to receive an A.M. Best rating of Excellent by the end of the five years.

          Similar to Mr. Hohmann’s 2009 arrangement, the Company varied the components of his 2010 compensation from that of the other named executive officers. He received grants of performance based restricted stock for the full amount of his long term incentive, and no stock options. This result, and the long term incentive goals, were negotiated between the committee and Mr. Hohmann to focus Mr. Hohmann and the Company on short and long term growth objectives. The targeted amount of compensation, and potential compensation, from these arrangements was derived in part from information received by the Compensation Committee from its consultant, Mercer, and from the Company’s consultant, the Hay Group, regarding the market value of the CEO position, together with the Committee’s evaluation of value that could be created by performance of the LTI terms.

What our compensation program is designed to reward

          To create shareholder value, we want to reward performance that is measurable against targets established in our base salary program and in annual and long term incentive programs. Many of the targets are derived from the profitability factors listed above, see “Overview and Profitability”. The targets act as drivers of Company improvement and are proxies for Company performance. The Compensation Committee believes that achievement of the targets will result in Company growth and profitability and will support Company objectives and promote shareholder interests. The combination of compensation elements used is meant to provide, for each element and in total, compensation that can be compared to the blended average of survey data provided by the consultant and median compensation payments made by the companies we have selected as a peer group. Because the comparative compensation information from the surveys and the peer group is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use.

–	Survey Data

          The consultant periodically provides analysis of market pay data from various published sources. The last analysis requested by the Compensation Committee included data from the LOMA Executive Compensation Survey Report, 2006; Mercer’s US Benchmark Database, 2006; and from Watson Wyatt Data Services, the ECS Top Management Compensation 2006/2007; Report on Health, Annuity & Life Insurance Positions, 2006/2007; and Report on Property & Casualty Insurance Positions, 2006/2007.

–	Peer Group

          Our peer group for this measurement purpose was selected by the Compensation Committee with the assistance of Mercer after a survey and study in 2005, and revised after a further survey and study in 2007, to identify insurance and financial services companies with characteristics similar to us. These include industry classification, revenues, public company status, market capitalization, assets under management and level of complexity of the business, including some firms with both life and property-casualty operations in the group. Median revenues of these organizations in 2006 averaged $2.2 billion compared to $2.1 billion for FBL and the managed property-casualty companies; median assets at year end 2006 were $14.4 billion compared to $13.7 billion by FBL and the managed property-casualty companies.

          The peer group approved by the Board of Directors in May 2007 remains as follows:

•	Conseco Inc.
•	Delphi Financial Group Inc.
•	Harleysville Group
•	Horace Mann Educators Corp.
•	Phoenix Companies
•	Protective Life Corporation
•	The Hanover Insurance Group
•	Torchmark
•	United Fire & Casualty
•	Unitrin, Inc.
•	Universal American Financial Corp.

          The 2007 study started from a list of 40 life, multi-line and reinsurance companies with a market cap between $500 million and $2 billion. We then eliminated firms which were less than half or more than twice our size in all of the following metrics: assets, revenue and market capitalization. This left us a list of 27 companies. We eliminated 10 whose business was not similar to ours. Of the 17 remaining, we eliminated six companies who had either too narrow a scope of business compared to us, or whose compensation information was not readily available.

Why we chose to pay each element of compensation

          Our compensation decisions start from an examination of the competitive marketplace for insurance executive talent, based in large part upon information derived from our peer group companies and other broadly based published industry surveys, together with our review of Company goals and objectives and review of tally sheets listing present total compensation available to our named executive officers. We find that the combination of base salaries, annual cash incentives and longer term equity grants, some level of benefits and perquisites, together with retirement benefits, is normal in our universe of insurance and financial services firms. Competitive base salaries assist in our ability to attract and retain executives. Performance based incentive elements, both annual cash and long term equity, encourage executives towards realization of Company short and long term goals. We balance the elements so our executives (a) can achieve fair compensation, which we define as being at approximately the blended average of survey data and the median level of comparable pay levels of the composite peer group, and (b) have the ability to achieve above market compensation for above average Company performance of goals. The Compensation Committee looks for information from its consultant to determine if any element of compensation needs adjustment, including material change, to continue within the Company’s strategy of aiming to target executive compensation at approximately the blended average of the survey data and the median level of peer companies.

          The following table illustrates by compensation element our purpose, and our rationale in using discretion when applicable.

Category	Reward Element	Purpose	Rationale in exercise of discretion
Base pay	Salary	Base compensation, a competitive requirement	Experience, performance and past pay history
Annual incentive	Management Performance Plan	Cash incentive for strong annual operating performance	• Increased target opportunities to emphasize pay for performance;
• Award opportunities based on impact of role as well as market;
• Performance goals established based on business objectives to incent strong operating results
Long-term incentives	Stock options	Incentive for share price appreciation and tool for accumulation of share ownership	Increased long-term incentive opportunities to promote pay for performance
	Performance based restricted stock	Incentive for sustained financial performance, alignment with shareholder interests and tool for accumulation of share ownership	Goals established based on business objectives to incent strong operating results
Benefits	Various (see Benefits below)	Participant health, welfare and savings	Attraction and retention of employees
Perquisites	Financial and tax planning	Services and facilities provided to executives where beneficial to the Company	Emphasize performance based pay by scaling back the use of perquisites
Retirement benefits	Defined benefit pension plan	Assure income continuation in retirement consistent with benefits available to other salaried employees	Retain program as a retention device
	Defined contribution 401(k) plan	Tool for accumulation of assets, including share ownership if desired	Retain program as a retention device
Severance arrangements

Officers are subject to the discretionary severance benefit policy for exempt employees; in event of change of control and termination not for cause, executive officers will receive 6 to 12 months severance under that policy.

		Assure continued service of executives despite heightened risk in termination due to change in control	N/A

–	2007 Salary Survey Leads to Changes

          In 2007 the consultant completed a comprehensive survey of our executive compensation versus the peer group and other published sources. We found that we were paying benefits and perquisites at a rate higher than our peers, while not having as much compensation variable and at risk of performance criteria. In response, the Compensation Committee in 2007 and 2008 adopted proposals to reduce the Company’s retirement plan benefits, to delete executive car allowances and club memberships, and to increase the potential short term cash incentives and long term equity incentives for performance of our annual goals.

How we determine amounts under each element of compensation

–	The role of executive officers in the compensation process

          The Company’s executives make compensation assumptions every year in the process of preparing budgets for the following year. Management through the CEO makes specific recommendations to the Compensation Committee of Company compensation, including compensation for the other named executive officers, covering salary, annual cash incentives and long term incentives. Other elements of compensation are reviewed periodically. The recommendations start with salary ranges established for various positions based on survey and peer group data, and include objective and subjective evaluations. The recommendations are measured against the peer group surveys and recommendations of the Compensation Committee’s consultant to stay within the Company’s policy of aiming at the blended average of the survey data and the median peer group level for executive compensation. The Compensation Committee makes its own determination of the CEO’s compensation. The determination is based heavily upon performance evaluations from each member of the Board, with the assistance of the consultant, the Lead Director and the Chairman. The determination is ratified by the entire Board. Within the executive group the CEO attempts to achieve a level of internal pay equity among the executives, with the review of the Compensation Committee.

          The CEO and CFO typically attend meetings of the Compensation Committee, meet individually with the committee and its Chairman and prepare and oversee staff preparation of materials and various agenda items for meetings of the committee.

–	Base Salaries

          In addition to the CEO’s recommendations, the Compensation Committee periodically requests recommendations of executive compensation ranges from its consultant. The recommendations are based upon surveys of compensation paid to peer group companies and other published and proprietary surveys. The Compensation Committee believes the combination of peer group and published data gives a more reliably accurate representation of the competitive market. The data is blended as part of the consultant’s recommendations for the named executive officer positions. To determine recommendations of a specific salary within a range, the Compensation Committee considers management input regarding the officer’s length of service in the position, experience, skills in handling short and long range operational and strategic issues, and completion of annual goals. Annual reviews of the performance of the other named executive officers are performed by the CEO, and by the Compensation Committee in regard to performance of the CEO.

          2009 Base Salary Action. The Compensation Committee and Board of Directors froze 2009 executive and officer base salaries at the 2008 levels as part of expense cutting during the current economic downturn. Other expense cuts included a four percent workforce reduction.

–	Annual Cash Incentives

          The Compensation Committee believes that a significant portion of annual cash compensation for the executive officers should be at risk and tied to the Company’s operational and financial results. Our annual management performance plan establishes five to eight business goals with a balance between expense control, production targets aimed at revenue growth and profitability. The goals are identical to those utilized in determining annual cash incentives to all employees.

          Although it is generally difficult to maximize all of the annual goals because of their counterbalance (that is, achieving an expense goal might make it more difficult to achieve a sales or production goal, and vice versa), they are designed to align with factors that will allow for the overall success of the Company on both a short and long term basis.

          The Compensation Committee has in certain years adjusted goals applicable to all awards when there was adequate reason to do so. This has required that unexpected intervening events have made a goal impossible to meet despite the best efforts of management and employees, or have made a goal too easy to meet. The plan does not permit post-approval changes to positively affect the size of awards made to those persons subject to Section 162(m) tax deduction limitations.

          For 2009, the Compensation Committee wrote the annual goals to emphasize the continued importance of growth accomplished with expense controls throughout the companies, together with improved stability and profitability at the EquiTrust Life subsidiary. New goals included EquiTrust independent channel expenses, and EquiTrust independent channel withdrawals. This was to focus attention on reducing surrenders of index annuity products which had increased in a low interest rate environment. In addition, the goals emphasize that the Compensation Committee and Board retain discretion to withhold payment of annual cash incentives regardless of goal attainment, and that certain triggers to payments must be met before the goals are paid. These triggers required, for the property casualty goals, that the aggregate statutory surplus of our two managed property-casualty companies must have increased in 2009. For the life insurance companies’ goals, the aggregate capital and surplus adjusted for dividends to stockholders, capital contributions and changes in the asset valuation reserve (total adjusted capital) of the two life insurance companies must have increased in 2009. For the specific EquiTrust independent channel goals, the total adjusted capital of EquiTrust Life must have increased in 2009. For the specific growth goal of Farm Bureau Life, the total adjusted capital of that company must have increased in 2009.

          For 2009, the annual goals were set in the following eight areas:

2009 MANAGEMENT PERFORMANCE PLAN GOALS

Title of Goal		Threshold	Target Goal
1.	Property-casualty membership accounts	2008 actual membership accounts	Increase 2.5%
2.	Farm Bureau Life production credit	Increase 2.95% over 2008 actual life production credit	Increase 5.9%
3 A.	Property-casualty premiums (except crop)	2008 actual property-casualty premiums	Increase 5%
3 B.	Property-casualty premiums (crop)	2008 actual premiums	Increase 25%
4.	Farm Bureau Life and EquiTrust independent channel expenses	2009 budgeted life expenses	1.5% below budget
5.	Property-casualty expenses	2009 budgeted property/casualty expenses	1.5% below budget
6.	Operating earnings per share (year ending 9/30/09)	Fourth quarter 2008 actual operating earnings per share plus planned operating earnings per share for the three quarters ending September 30, 2009	Increase 5% above the threshold amount
7.	Property-casualty combined ratio	102.0%	98.5%
8.	EquiTrust independent channel withdrawals	Less than $825 million of excess withdrawals	Less than $725 million of excess withdrawals

–	Payments Pursuant to Management Performance Plan

          The percentage range of annual cash incentive payments between a threshold level and a maximum level are broader for the named executive officers and for the FBL management team, as compared to all other employees. The target percentage in the following table represents an amount available if a goal is met at a 100% level. These officers realize no payment unless a threshold level of achievement is attained, a payment of 50% of target when the performance threshold is met, which rise proportionately to a payment of 200% of the target if the goal is met at a maximum level. Other employees realize payments of 75% of target at the threshold, up to 150% of target at the maximum.

          In partial response to the consultant’s findings and as a way of increasing variable performance related compensation, the Compensation Committee increased the cash incentive percentage targets of the named executive officers for performance in 2008 and 2009.

          The 2009 named executive officers had the following percentages of base salary under the 2008 and 2009 Management Performance Plans available to be paid as annual incentive payments for achievement of the annual goals, and received the following actual payments as a percentage of base salary.

2008 CASH INCENTIVES AS A PERCENTAGE OF BASE SALARY

Name	Threshold	Target	Maximum	2008 Actual % of Salary*(a)
James W. Noyce	45%	90%	180%	28%
James P. Brannen	30%	60%	120%	28%
Bruce A. Trost	30%	60%	120%	28%
JoAnn Rumelhart	30%	60%	120%	31%
John M. Paule	30%	60%	120%	28%
Richard J. Kypta	30%	60%	120%	28%

*	See the Summary Compensation Table on page 37 under the heading “Non-Equity Incentive Plan Compensation” for a listing of the dollar awards.

(a)

Performance by the Company of the 2008 goals resulted in attainment of approximately 85% of the target levels. However, the Compensation Committee determined because of financial uncertainties and ongoing review of the Company’s fiscal position, that it would limit February 2009 payments to the named executive officers and the remainder of the management team to an amount computed on a target of 30% of base salary, instead of on the targets in the above table. In other words, Mr. Noyce received one-third of his indicated amount and the other named executive officers received one-half of their indicated amount. Except for the management team, other participants in the Management Performance Plan, and employees in the Company wide performance plan, received the full amount of cash incentive payments in February 2009 indicated in the plan for 2008 performance.

2009 CASH INCENTIVES AS A PERCENTAGE OF BASE SALARY

Name	Threshold	Target	Maximum	2009 Actual % of Salary*(a)
James E. Hohmann	N/A	N/A	N/A	N/A
James P. Brannen	30%	60%	120%	75.1%
Bruce A. Trost	30%	60%	120%	75.1%
Charles T. Happel	22.5%	45%	90%	56.325%
Kevin W. Slawin	30%	60%	120%	75.1%
Richard J. Kypta	30%	60%	120%	75.1%
James W. Noyce	45%	90%	180%	N/A
John M. Paule	30%	60%	120%	N/A

•	See the Summary Compensation Table on page 34 under the heading “Non-Equity Incentive Plan Compensation” for a listing of the dollar awards.

(a)	Mr. Hohmann did not participate in the Management Performance Plan in 2009. Mr. Noyce and Mr. Paule left the Company during 2009 and did not receive any payment under the plan.

–	Long Term Incentives; Options and Restricted Stock

          The Compensation Committee has adopted a long term incentive (“LTI”) formula which bases equity incentive awards on the position and salary of supervisory and management personnel. Generally, the awards increase with the level of the position. For the named executive officers in 2009, the Compensation Committee had assigned LTI targets as a percentage of base salary as follows: Mr. Noyce, 170%; Mr. Brannen, 110%; Mr. Trost, 110%; Mr. Paule, 110%; Mr. Happel 60%; and Mr. Kypta, 110%. Targets for Mr. Slawin were set at 110% upon his hiring. Mr. Hohmann was awarded $1,000,000 worth of restricted shares upon his hiring. The range of these targets was increased in 2008 as part of the Compensation Committee’s means of increasing long term equity variable performance related compensation.

          However, the value ultimately realized from these awards will depend on a number of factors, including the Company’s financial results and movements in its stock price. Price declines in early 2009 pushed all outstanding stock options underwater, i.e., the exercise price was in excess of the market value, with the result that the stock options granted as incentives have limited value until such time as the Company’s stock price in the market recovers. In addition, restricted stock has declined in value substantially from the grant date and multi year earnings per share and return on equity performance goals were not met for the 2007 grant and will probably not be met for the 2008 grant.

          We have tied long term goals to equity compensation. Recent practice has been to grant to the management group half the LTI value in stock options without specific performance targets, and half through issuance of performance based restricted stock. This program is designed to create a variety of long-term goals for this key group. Performance measures to date have included earnings per share and return on equity targets. Grants in 2009 have performance measures of earnings per share and expense controls. Grants given in early 2010 will be measured by earnings per share and growth in book value per share. Both the 2009 and 2010 grants measure performance for one year, and then require an additional two years service before restrictions lapse. These targets have been selected because of their importance to the creation of long term shareholder value and the financial health of the Company, and their importance to rating agencies and analysts who follow the Company.

          The goals disclosed below represent expectations of the Company at particular points in time and may not necessarily represent management’s current view of potential operating results in future periods. In addition, they are not comparable to earnings per share as presented in our audited consolidated financial statements, both of which follow GAAP, or to return on equity computations outside of the formula used in the award agreements. Rather, the definitions of earnings per share and return on equity in the restricted stock agreements vary from GAAP by attempting to focus on core operations which are more within the control of management. For instance, the 2008 grant agreements contained the following definition of “Restricted Stock Agreement Earnings Per Share (RSAEPS)”:

RSAEPS means Operating Income as defined in the Accounting Policy for Determination of Operating Income that is in effect and previously approved by the Audit Committee as of February 19, 2008 for the years 2008, 2009 and 2010.

Additionally, the 2008 grant agreements contained the following definition of “Restricted Stock Agreement Return on Equity (RSAROE)”:

RSAROE means the percentage return on common equity, as computed by dividing Operating Income (as defined in the Accounting Policy for Determination of Operating Income that is in effect and previously approved by the Audit Committee as of February 19, 2008) for the three years ended December 31, 2010 by the average of total common stockholders’ equity excluding accumulated other comprehensive income(loss) at December 31, 2007 and the end of each of the four calendar quarters for each of the three years ended December 31, 2008, 2009 and 2010.

–	Restricted Stock Performance Goals*

Grant dated 02/2006: Goals, RSAEPS for 3 years ended 12/31/2008 (75%) and RSAROE for 2008 (25%)	RSAEPS	RSAROE

Minimum	$ 7.33	9%
Maximum	$ 8.74	11%
Actual	$ 7.5945	5.35%
% of grant earned	14.07%	0%
*The 2009 payout of these awards is reflected in the “Grants of Plan-Based Awards” table on page 40.

Grant dated 02/2007: Goals, RSAEPS for 3 years ended 12/31/2009 (75%) and RSAROE for 3 years ended 12/31/2009 (25%)
Threshold	$ 8.68	28.2%
Target	$ 9.56	30.6%
Maximum	$ 10.70	33.0%
% of grant earned	0%	0%

Grant dated 02/2008: Goals, RSAEPS for 3 years ended 12/31/2010 (75%) and RSAROE for 3 years ended 12/31/2010 (25%)
Threshold	$ 9.35	28.4%
Target	$ 10.62	30.8%
Maximum	$ 11.49	33.2%

Grant dated 02/2009: Goals, RSAEPS for 1 year ended 12/31/09 (25%) and RSAET (restricted stock agreement expense target) for 1 year ended 12/31/09 (75%)	RSAEPS	RSAET
Threshold	$ 2.47	100.0%
Target	$ 2.59	98.5%
Maximum	$ 2.84	95.5%
% of grant earned, subject to additional two years service vesting	94.58%

Grant dated 02/2010: Goals, RSAEPS for 1 year ended 12/31/10 (25%) and RSABV (book value growth) for 1 year ended 12/31/10 (75%)	RSAEPS	RSABV
Threshold	$ 2.58	7%
Target
Maximum	$ 2.97	10%
Vesting is subject to additional two years service

          The new goal for 2009, RSAET, was designed to reward the achievement of bringing in expenses for the year below budgeted amounts. The measured statutory expense budgets (for Farm Bureau Life and EquiTrust Life) already reflected significant adjustments to reduce expenses from prior years. For the maximum attainment to be achieved, the actual 2009 expenses would be approximately 10% below actual 2008 expenses. Certain expenses incurred to produce future expense savings were excluded from the calculation. The Compensation Committee certified 94.5% attainment of the terms of the 2009 grant; vesting requires an additional two years of service.

          The new goal for 2010, RSABV, was designed to reward growth in book value, on the premise that improving book value consistently over time will improve the tangible value of the Company. While stock prices fluctuate over time it is usually around a book value and increasing book value translates into higher stock prices over the long haul. RSABV is defined as “…the percentage increase in book value per common share excluding adjusted other comprehensive income (loss) from January 1, 2010 to December 31, 2010. Dividends paid during the year would be added back to the December 31, 2010 amounts to determine the percentage increase.”

          The Compensation Committee has annually set the performance criteria at levels where expected performance would result in the executives earning 50% of the restricted shares. However, actual results could result in none, some, or all of the shares being earned, as can be seen from the historical results, above. The executives have voting rights during the period of restriction, and will receive accumulated dividends on the shares actually earned when the period of forfeiture lapses. We intend to continue this usage of performance based restricted stock in the future for this group. The Compensation Committee has a policy of limiting grants of restricted stock to not more than $3 million grant date fair market value per year.

          Despite recent declines in the market value of the Company’s common stock, the Compensation Committee remains of the view that for the long term, equity grants of stock options and restricted stock are an effective and important tool in both the compensation of management and in tying the goals and interests of management more closely to the goals and interests of the shareholders. The Board of Directors has adopted stock ownership guidelines for itself and for the executive officers; see “Stock Ownership Guidelines”, below.

–	Clawback Policy

          In order to further align management’s interests with the interest of shareowners and support good governance practices, the Compensation Committee has adopted a clawback policy applicable to performance based incentive awards to the executives. In the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement as determined by the independent directors, each of the Company’s named executive officers may be required to reimburse the Company for the excess value received from any incentive award made to him or her over the value actually earned based on the restated performance, regardless of the executive’s lack of misconduct. The policy also allows the Company to seek to recoup benefits from any employee whose misconduct was the cause of the restatement, along with legal recourse.

–	Benefits

          FBL offers benefit plans such as retirement, 401(k), vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. The executives also participate in an executive disability policy which will provide benefits in case of covered disability up to full salary.

          Two executive benefits have been frozen in recent years because they were not commonly used in peer group compensation plans. First was an executive life insurance program through which the executives were provided funds with which they could purchase a universal life policy in the amount of twice salary and bonus, less $50,000, paid up at age 65. This benefit was frozen at year end 2006 levels. Executives retained the face amount of universal life policies previously issued, and will receive payments in future years sufficient to maintain that amount. They are eligible to receive additional group life insurance coverage under the Company’s all employee plan to maintain insurance coverage equal to twice salary, less the accrued universal life benefit. Second was a deferred compensation plan for the portion of the Company match from the 401(k) plan which would be in excess of ERISA limitations. The amounts are accrued in an unfunded plan, either in the form of FBL’s flexible premium deferred annuity, or in unregistered shares of common stock. This benefit was frozen at year end 2007.

–	Perquisites

          The Company provides executives with the availability of limited reimbursement for financial planning services and tax return assistance. The Compensation Committee eliminated an automobile allowance and club dues after 2007. In their place, the Company made adjustments in the percentage levels available for performance related to equity incentive plan payments. This gives the affected officers the opportunity to earn a cash incentive based on performance that could exceed the value of the former perquisites. In 2009, we eliminated Company paid physicals as part of an overall expense savings initiative.

–	Retirement and Termination Benefits

          Changes in our defined retirement benefit plan, effective at the beginning of 2008, act to reduce our benefit expenses while still leaving our executives and employees with competitive retirement opportunities. The reduction in defined benefit plan payments has been based on benchmarking studies of other companies within our industry and geographic location. See further description of the Company’s retirement plans, including the revisions, at footnote 2 to the “Pension Benefits” table, below.

–	Change in Control Agreements

          We formerly had change in control agreements with 24 officers. The Compensation Committee and the Board of Directors determined during 2009 that the agreements were beyond what the majority of our peer group companies were providing. The Board determined to withdraw from all change in control agreements as of December 31, 2009. It has adopted a revised change in control plan. None of the named executive officers have yet been made subject to the plan. The Board continues to study whether, and on what terms, it might make certain executives part of the revised change in control plan. The Board has determined that the named executive officers and certain other officers, as long as they are not subject to the change in control plan, are subject to a revised severance plan which will pay from six months to twelve months of salary to officers upon a change of control where the executive is terminated involuntarily without cause.

          Apart from the change in control agreements, outstanding stock options and restricted stock grants had provisions for vesting upon a change in control. In other words, a single trigger of change in control could accelerate both the options and the restricted stock without a change in the executive’s working conditions. Beginning with grants made after February 2009, restricted stock will, and stock options may, be subject to double trigger change in control vesting conditions, where a discernable change in the officer’s working conditions must accompany the change of control before benefits are available.

          Please see “Potential Payments Upon Termination or Change in Control – Payments Made Upon a Change in Control”, at page 42, for additional information regarding the change in control agreements.

–	Timing of Grants of Equity Awards

          The Compensation Committee adopted a stock option policy at the time of the Company’s initial public offering in 1996 which covers administrative matters, and at the same time instituted a practice of setting once a year option grant dates at January 15 (or next business day if January 15 falls on a weekend or holiday), and once a year restricted stock grants generally made in February. The Company is continuing that timeline for employees, but starting in 2009, the Company began to make equity awards to its directors at the date of the Company’s annual meeting in May. The Company does not time its option and restricted stock grants in coordination with the release of material non-public information, and executives receive their grants at the same time as other participants.

How each element of compensation, and our decisions about each element, fit into our compensation objectives

          The compensation objectives described earlier include attracting and retaining executives who can aid in creating shareholder value, and effectively and appropriately compensating the executives and guiding their activities in response to targeted incentives, both short and long term. The amount of compensation, both in individual elements and in the aggregate, is targeted at the blended average of survey data and median compensation payments of a peer group of insurance and financial services companies.

          We utilize base salary as a building block towards these objectives, establishing a salary range for particular positions based on survey data and job responsibilities. Being competitive in base salary is a minimum requirement to obtain and retain skilled insurance executives in the Des Moines, Iowa area, because of the significant number of home offices of insurers located there.

          Annual cash incentives keyed to short term objectives provide a second step in appropriate compensation. The performance targets, which are used to determine annual cash incentives for all employees, emphasize expense control, growth in Company operations and profitability. “Pay for performance targets” for the named executive officers have been enhanced in recent years by putting a larger part of their potential compensation at risk in the annual cash incentive program.

          Long term objectives are enhanced by the use of equity grants in the form of stock options and performance based restricted stock. The stock options, which vest over five years, attain value in the hands of the executives as increases in the Company’s stock price exceed the option exercise price. This creates a direct correlation to shareholder value. The performance based restricted stock grants require that the Company meet various targets related to earnings per share, return on equity, expense controls and growth in book value; these metrics are commonly used measures of performance and comparison by our analysts and investors.

          The Compensation Committee reviews all elements of compensation, including executive benefits and perquisites, from time to time

Stock ownership guidelines

          The Compensation Committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership which will tie the efforts of the executives to goals of increasing shareholder value. The Compensation Committee expects that over time, executive officers will establish ownership positions that are of significant value at a multiple of their annual salary.

          To encourage ownership, the Compensation Committee in late 2004 established Executive Ownership Guidelines. The Guidelines require the CEO within five years of January 1, 2005 (or within five years of start or promotion dates, if later) to own FBL common stock worth three times annual base salary, and within ten years to own FBL common stock worth five times annual base salary. The CFO and Executive Vice Presidents are to own shares worth two times annual base pay in five years, and three times annual base pay in ten years, in FBL common stock. All other members of the executive group (20 additional persons) are required to own shares worth at least one time annual base pay in FBL common stock within five years.

          Most of the officers were making significant progress towards the ownership guidelines prior to recent market disruptions and significant downturns in stock prices. Given the substantial decline in the market value of Company common stock in 2008, the Compensation Committee in November 2008 determined to extend the timeline for reaching the ownership goals by three years to December 31, 2012.

          If the ownership guidelines are not met, the annual cash incentive of the particular officer, net of tax, could be required to be used to purchase FBL common stock for the account of the officer. If available, the required purchases will be made through the Executive Salary and Bonus Deferred Compensation Plan. The ownership guidelines do not recognize beneficial ownership of shares through performance based restricted stock grants until they are earned, or through grants of stock options until they are exercised, but will recognize as beneficial ownership the share equivalents in unit accounts in the deferred compensation plan and in the 401(k) plan.

Tax and regulatory matters

–	Internal Revenue Code § 162(m)

          Internal Revenue Code §162(m) limits the deductibility of compensation paid to the CEO and the next four most highly paid executives of a public company to $1 million per individual, subject to exceptions for performance based pay, among other items. All compensation paid to our named executive officers in 2009 will be deductible because we have not exceeded the §162(m) limits. We take performance based pay exceptions into account in structuring executive compensation. We have received shareholder approval of the material terms used in performance based compensation to qualify for appropriate §162(m) treatment.

COMPENSATION COMMITTEE REPORT

          The Management Development and Compensation Committee of FBL Financial Group, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

John E. Walker, Chair
Tim H. Gill
Jerry L. Chicoine
Roger K. Brooks

2009 COMPENSATION

          The following table includes values for contingent compensation, such as unvested and/or unpaid stock awards and unexercised stock options. For example, performance based restricted stock awards that have been granted to the named executive officers but not paid by the company have been valued in the table below based on the most probable outcomes as of the date of the grants, even in cases where the fair value of such awards determined as of the present date would be lower. The named executive officers may never realize the value of certain items included under the column headed “Total”, or the amounts realized may differ materially from the amount listed in the Summary Compensation Table and related footnotes. In addition, equity compensation is reported in several different tables in this Proxy Statement. Readers should take care to not “double count” equity awards.

SUMMARY COMPENSATION TABLE

Name & Position	Year(a)	Salary ($)	Bonus ($)	Stock Awards(b) ($)	Option Awards(c) ($)	Non-Equity Incentive Plan Compensation(d) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(e) ($)	All Other Compensation (f) ($)	Total ($)
James E. Hohmann	2009	446,400	–	1,000,003	–	–	–	63,648	1,510,051
Chief Executive Officer
and Director

James P. Brannen	2009	416,250(7)	–	40,225	125,410	312,604	244,028	38,874	1,177,391
Chief Financial Officer	2008	416,250	–	228,934	205,116	117,593	209,413	39,256	1,216,562
and Chief	2007	352,523	–	170,017	170,009	227,201	63,760	74,193	1,057,703
Administrative Officer

Bruce A. Trost	2009	410,141(7)	–	39,634	123,566	308,016	377,173	57,097	1,315,627
Executive VP –	2008	410,141	–	225,583	202,196	115,867	560,558	59,956	1,574,301
Operations	2007	372,855	–	186,422	186,426	240,305	131,498	79,303	1,196,809

Charles T. Happel	2009	275,000	–	14,495	48,859	154,894	182,168	23,613	699,029
Executive VP – Chief
Investment Officer

Kevin R. Slawin	2009	89,740	–	48,823	49,401	67,395	–	15,166	270,525
Executive VP -
Marketing &
Distribution

Richard J. Kypta	2009	386,925	–	37,390	116,577	290,581	66,676	23,506	921,655
Executive VP –	2008	381,063	–	209,005	193,156	107,653	58,781	14,560	964,218
Farm Bureau Life

James W. Noyce	2009	379,596(8)	–	109,321	325,437	–	497,519	892,345	2,204,218
Chief Executive	2008	732,000	–	471,900	599,571	206,795	953,146	69,961	3,033,373
Officer and Director	2007	631,250	–	449,994	450,001	650,945	264,692	99,875	2,546,757

John M. Paule	2009	335,575(8)	–	37,711	115,191	–	155,852	303,276	947,605
Executive VP –	2008	390,246	–	214,636	192,701	110,247	184,238	45,055	1,137,123
EquiTrust Life	2007	354,769	–	177,382	177,390	228,649	83,076	77,862	1,099,128

(a)

Years 2007 and 2008 are not reported for Mr. Hohmann, Mr. Happel and Mr. Slawin, and 2007 is not shown for Mr. Kypta, because they were not named executive officers in those years. Mr. Hohmann became CEO April 29, 2009. Mr. Slawin joined the Company October 12, 2009. Mr. Kypta was an executive officer in 2008 and through November 2009, and remains an officer of the Company. Mr. Noyce was CEO through April 28, 2009, and Mr. Paule was Executive Vice President through September 3, 2009. They are no longer with the Company.

(b)

Amounts in the stock awards column (e) for 2009 are performance based compensation for purposes of Section 162(m) of the Internal Revenue Code and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. Amounts for 2007 and 2008 have been recomputed under the same methodology in accordance with SEC rules. For assumptions used in determining these values, see footnote 9 to the consolidated financial statements contained in the Company’s Form 10-K for the years ended December 31, 2009, 2008 and 2007. The maximum award value, if paid, would be:

Name	2009	2008	2007
James E. Hohmann	$1,000,003	$ –	$ –
James P. Brannen	80,449	457,869	340,033
Bruce A. Trost	79,269	451,168	372,846
Charles T. Happel	28,990	–	–
Kevin R. Slawin	97,645	–	–
Richard J. Kypta	74,781	418,009	–
James W. Noyce	218,642	943,800	899,988
John M. Paule	75,423	429,272	354,764

(c)

Amounts in the option awards column are performance based compensation for purposes of Section 162(m) of the Internal Revenue Code and reflect the full grant date values in accordance with FASB ASC Topic 718. Amounts for 2007 and 2008 have been recomputed under the same methodology in accordance with SEC rules. For assumptions used in determining these values, see footnote 9 to the consolidated financial statements contained in the Company’s Form 10-K for the years ended December 31, 2009, 2008 and 2007.

(d)

Non-equity incentive plan compensation of the named executive officers by its terms is paid between February 1 and March 15 of the year following performance. See “— Annual Cash Incentives” beginning on page 29 for further detail regarding payments under the Management Performance Plan.

(e)

All amounts in the pension values column represent actuarial increases in the present value of the benefits to the named executive officers under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(f)	See following table, “2009 All Other Compensation,” for additional information.

(g)

For 2009 includes $23,519 of compensation deferred by Mr. Brannen, and $28,967 of compensation deferred by Mr. Trost, into the Executive Salary and Bonus Deferred Compensation Plan. See their entries at “2009 Grants of Plan Based Awards.”

(h)	Includes termination cash out of unused vacation of $130,895 for Mr. Noyce and $70,909 for Mr. Paule.

2009 ALL OTHER COMPENSATION

Name	Life Insurance Executive UL(a) ($)	Life Insurance Term (a) ($)	Defined Contribution Plan (b) ($)	Perquisites (c) ($)	Medical, Dental & LTD Insurance & Unused Flex Credits ($)	Severance Payments ($)	Total ($)

James E. Hohmann	–	–	7,350	48,703	7,595	–	63,648

James P. Brannen	9,776	92	7,350	208	21,447	–	38,874

Bruce A. Trost	29,591	152	7,350	–	20,003	–	57,097

Charles T. Happel	–	–	7,350	–	16,263	–	23,613

Kevin R. Slawin	–	169	–	14,711	286	–	15,166

Richard J. Kpyta	–	–	7,350	1,529	14,627	–	23,506

James W. Noyce	11,110	71	7,350	2,000	16,815	855,000	892,345

John M. Paule	15,000	114	7,350	10,964	19,847	250,000	303,276

(a)

Certain named executive officers received the costs of an executive life insurance program in two components. First is a universal life insurance policy, the value of which was frozen at year end 2006. The ongoing payments will make the policy at the 2006 value paid up at age 65. Second is the cost of term life insurance to bring the total benefit to two times salary and annual cash incentive, less $50,000.

(b)	Each named executive officer received Company matching contributions to the executive’s 401(k) account up to ERISA limits.

(c)

Includes for the named executive officers year 2009 perquisites as listed. Mr. Hohmann’s perquisites included $31,597 of corporate airplane use and $17,106 for housing and incidentals while he was in the position of interim CEO. No other perquisites or personal benefits were received by any of the named executive officers with a value in excess of the greater of $25,000 or 10% of such person’s total perquisites. Items of value received by the various named executive officers in 2009 that do not reach the required perquisite disclosure level include (in aggregate dollars descending order) (i) outplacement services, (ii) retirement and tax planning, and (iii) tickets. The perquisites are valued at incremental cost to the Company.

2009 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options(d) (#)	Exercise or Base Price of Option Awards(e) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)

Name	Grant Date	Date of Board Action(a)	Threshold(b) ($)	Target ($)	Max ($)	Threshold #	Target #	Max #
James E.	4/29/2009	4/29/2009						108,696				600,002
Hohmann	4/29/2009	4/29/2009							72,464			400,001

James P.	N/A	N/A	124,875	249,750	499,500
Brannen	3/4/2009	2/17/2009				296	14,789	29,577				80,449
	1/15/2009	12/10/2008								29,052	12.90	125,410
	N/A	N/A							2,532			23,519

Bruce A.	N/A	N/A	123,042	246,085	492,169
Trost	3/4/2009	2/17/2009				291	14,572	29,143				79,269
	1/15/2009	12/10/2008								28,625	12.90	123,566
	N/A	N/A							3,118			28,967

Charles T.	N/A	N/A	61,875	123,750	247,500
Happel	3/4/2009	2/17/2009				107	5,329	10,658				28,990
	1/15/2009	12/10/2008								10,470	12.90	48,859

Kevin R.	N/A	N/A	26,922	53,844	107,688
Slawin	10/12/2009	2/17/2009				47	2,350	4,699				97,645
	10/12/2009	12/10/2008								4,656	20.78	49,401

Richard J.	N/A	N/A	116,078	232,155	464,310
Kypta	3/4/2009	2/17/2009				275	13,747	27,493				74,781
	1/15/2009	12/10/2008								27,006	12.90	116,577

James W.	N/A	N/A	329,400	658,800	1,317,600
Noyce	3/4/2009	2/17/2009				804	40,192	80,383				218,642
	1/15/2009	12/10/2008								78,959	12.90	325,437

John M.	N/A	N/A	117,074	234,148	468,295
Paule	3/4/2009	2/17/2009				277	13,865	27,729				75,423
	1/15/2009	12/10/2008								27,237	12.90	115,191

(a)

Long term incentive equity awards are determined by the compensation committee based on formulas which provide an amount of dollars to be awarded to each recipient. For stock option awards, the dollars are divided by the Black-Scholes value on a subsequent measurement date, the date of grant, which determines the number of shares in the grant. Restricted stock grants are not finalized until performance terms are set by the committee in the first quarter of the year.

(b)

Amounts indicated as threshold payments represent the total payable if each performance goal’s minimum requirements were met. Actual amounts payable for a goal would be zero if a threshold for a goal is not met. See “How we determine amounts under each element of compensation – Annual Cash Incentives”, above, for information regarding performance based conditions of the annual cash incentives.

(c)

Amounts in this column relate to shares of performance based restricted stock issued to the named executive officers. Information regarding the performance targets for these awards is at “How we determine amounts under each element of compensation – Long Term Incentives; Options and Restricted Stock”, above. Participants receive accrued dividends on shares when they vest. They can vote the shares from the date of grant.

(d)

Mr. Hohmann was granted 181,160 restricted shares at time of hire, 72,464 of which vested during 2009. Mr. Brannen was credited with 2,532 and Mr. Trost was credited with 3,118 deferred units in the Executive Deferred Salary and Bonus Plan for salary and non-equity incentive plan compensation they elected to defer during 2009. The units are payable one for one in shares of common stock at a future date.

(e)

The Company’s annual grants of stock options are effective January 15 (or next business day) of each year, with the exercise price equal to that grant date closing price. The options vest 20% per year over a five year period and expire ten years from date of grant. For the named executive officers, the options are computed by a formula keyed to a percentage of annual base salary, which increases with the position and seniority of the officer.

OUTSTANDING EQUITY AWARDS AT YEAR END 2009

	Option Awards						Stock Awards
Name	Number Of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested #	Market Value of Shares or Units of Stock that have not Vested $	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have not Vested(g) #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested $
James E.									108,696	2,013,050
Hohmann

James P.	6,128	-			15.50	01/15/11
Brannen	6,361	-			17.97	01/15/12
	6,607	-			19.50	01/15/13
	3,543	-			25.60	01/15/14
	4,144	1,037(a	)		26.35	01/17/15
	3,853	2,570(b	)		32.56	01/16/16
	6,366	9,551(c	)		37.86	01/15/17
	5,282	21,129(d	)		32.96	01/15/18
	-	29,052(e	)		12.90	01/15/19
									14,903	276,011

Bruce A, Trost	1,000	-			25.60	01/15/14
	1,435	-			27.06	10/01/14
	6,908	1,727(a	)		26.35	01/17/15
	10,329	6,886(b	)		32.56	01/16/16
	6,981	10,473(c	)		37.86	01/15/17
	5,204	20,819(d	)		32.96	01/15/18
	-	28,625(e	)		12.90	01/15/19
									14,689	272,048

Charles T.	200	-			15.50	01/15/11
Happel	1,720	-			17.97	01/15/12
	2,308	-			19.50	01/15/13
	1,934	-			25.60	01/15/14
	1,593	399(a	)		26.35	01/17/15
	1,025	684(b	)		32.56	01/16/16
	616	926(c	)		37.86	01/15/17
	520	2,080(d	)		32.96	01/15/18
	845	3,381(d-1)			20.64	08/19/18
	-	10,470(e	)		12.90	01/15/19
									5,336	98,826

Kevin R.	-	4,656(e-1)			20.78	10/12/19
Slawin									2,350	43,513

Richard J.	2,912	4,370(c-1)			34.18	08/15/17
Kypta	4,382	17,530(d	)		32.96	01/15/18
	382	1,529(f	)		29.41	05/14/18
	-	27,006(e	)		12.90	01/15/19
									13,813	255,816

(a)	Vests January 17, 2010

(b)	Vests in equal portions January 16, 2010 and 2011.

(c)	Vests in equal portions January 15, 2010, 2011 and 2012.

(c-1)	Vests in equal portions August 15, 2010, 2011 and 2012.

(d)	Vests in equal portions January 15, 2010, 2011, 2012 and 2013.

(d-1)	Vests in equal portions August 19, 2010, 2011, 2012 and 2013.

(e)	Vests in equal portions January 15, 2010, 2011, 2012, 2013 and 2014.

(e-1)	Vests in equal portions October 12, 2010, 2011, 2012, 2013 and 2014.

(f)	Vests in equal portions May 14, 2010, 2011, 2012 and 2013.

(g)

Forfeitures of performance based restricted stock lapse, if at all, for Mr. Hohmann in February 2010 and for the other officers three years after grant to the extent performance goals have been met. In February 2010 the Compensation Committee certified that none of the restricted stock granted in 2007 had been earned; all shares in the 2007 grant were forfeited. The Compensation Committee also determined that for Mr. Hohmann 97,826 shares had been earned and 10,870 shares were forfeited.

OPTION EXERCISES AND STOCK VESTED IN 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise $	Number of Shares Acquired on Vesting #	Value Realized on Vesting $
James E. Hohmann	─	─	72,464(a)	942,123
James P. Brannen	5,387	18,431	573	3,816
Bruce A. Trost	─	─	1,534	10,216
Charles T. Happel	─	─	─	─
Kevin R. Slawin	─	─	─	─
Richard J. Kypta	─	─	─	─
James W. Noyce	─	─	2,192	14,599
John M. Paule	38,845	87,810	1,443	9,610

(a) Mr. Hohmann surrendered 22,472 of these shares in payment of withholding taxes.

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Retirement Plan and the Supplemental Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name(a)(b)	Number of Years Credited Service #	Present Value of Accumulated Benefit $	Payments During Last Fiscal Year $
James E. Hohmann	Qualified Retirement Plan	─	─	─
	Supplemental Retirement Plan	─	─	─
James P. Brannen	Qualified Retirement Plan	18	383,790	─
	Supplemental Retirement Plan	18	479,458	─
Bruce A. Trost(c)	Qualified Retirement Plan	5	130,138	─
	Supplemental Retirement Plan	5	219,298	─
	Supplemental Retirement Plan for prior service	33	1,706,366	─
Charles T. Happel	Qualified Retirement Plan	23	533,085	─
	Supplemental Retirement Plan	23	76,729	─
Kevin R. Slawin	Qualified Retirement Plan	─	─	─
	Supplemental Retirement Plan	─	─	─
Richard J. Kypta	Qualified Retirement Plan	2	62,164	─
	Supplemental Retirement Plan	2	68,148	─
James W. Noyce	Qualified Retirement Plan	24	824,647	─
	Supplemental Retirement Plan	24	2,475,452	─
John M. Paule	Qualified Retirement Plan	12	360,118	─
	Supplemental Retirement Plan	12	482,971	─

(a)

For a description of valuation methods and material assumptions used in accounting for pension obligations, see note 9, Retirement and Compensation Plans, to the Company’s audited consolidated financial statements for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2010.

(b)

Employees are generally covered under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (together, the “plan”). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $245,000 under Section 401(a)(17) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The plan is generally available to all employees and officers and provides for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during the year.

The plan is a defined benefit plan which provides monthly income (or lump sum option) to retirees who have worked for at least 10 years and attained age 55, or have five years of service and retire at 65. The amount provided is a percentage of high 36 consecutive month average salary and annual cash incentive calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 2.5% for each year in excess of 10 years of service, up to 30 years of service; for service after 1997 and prior to 2008, 1.675% per year of service, plus 0.325% per year of service times the average salary and annual cash incentive less social security covered compensation; for service after 2007, 1.275% per year of service, plus 0.225% per year of service times the average salary and annual cash incentive less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits on the benefits earned prior to 2008 are generally provided with reductions of 3% per year before age 65. Reduced early retirement benefits on the benefits earned beginning in 2008, are generally provided with reductions of 6.67% per year for ages 60 to 64, and 3.33% per year for ages 55 to 59.

The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.

Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and annual cash incentives paid to the participant during the given year.

(c)

As an inducement to employment, Mr. Trost was provided a similar benefit to the benefits provided in the plan through a nonqualified deferred compensation plan where he was given prior service credits for years of service with other Farm Bureau affiliated organizations. Payments under his plan will be offset by benefits he receives from plans of the prior employers.

2009 NON-QUALIFIED DEFERRED COMPENSATION

Name	Plan(a)(b)	Executive Contributions in Last FY $	Registrant Contributions in Last FY(2) $	Aggregate Earnings in Last FY $	Aggregate Withdrawals/ Distributions $	Aggregate Balance as Last FYE $
James E. Hohmann		─	─	─	─	─
James P. Brannen	Employer Match	─	─	617	─	37,362
	Salary Deferred Comp(c)	23,519	─	1,606	─	97,331
Bruce A. Trost	Employer Match	─	─	720	─	43,656
	Salary Deferred Comp(d)	28,967	─	2,868	─	173,762
Charles T. Happel	Employer Match	─	─	─	─	─
Kevin R. Slawin	Employer Match	─	─	─	─	─
Richard J. Kypta	Employer Match	─	─	─	─	─
James W. Noyce	Employer Match	─	─	2,531	89,605	─
John M. Paule	Employer Match	─	─	1,474	─	44,344

(a)

Employer Match Deferred Compensation Plan ─ Employees are eligible to participate in this plan if they elect to defer the maximum amount to their 401(k) plan ($16,500 in 2009), are deferring salary under the Executive Deferred Compensation Plan, and after accounting for the deferrals their income is less than the compensation dollar limit in the 401(k) plan ($245,000 in 2009). The company contributes to each employee’s account the amount that would have been the matching contribution to the 401(k) plan based on the compensation deferred. There are no employee contributions made to the plan. The employee may choose to base earnings on the contributions on an investment fund or on FBL Financial Group common stock. Earnings based on the investment fund are credited and debited as if the contributions were invested in that fund. Contributions invested in FBL Financial Group common stock are recorded in units that represent shares of stock. As dividends are paid on the stock, equivalent earnings are added to the units. Distributions of amounts based on the investment fund are distributed in cash and amounts in stock units in shares of FBL Financial Group stock. Distributions are made in lump sum within 90 days of employee termination or after six months if the individual is a specified employee under Internal Revenue Code §409A, or if approved, for an unforeseen financial hardship.

(b)

Executive Salary and Bonus Deferred Compensation Plan – Employees at the vice president level and above are eligible to participate in this plan. Employees may elect to defer a portion of their compensation and annual cash incentive in exchange for the right to receive shares of FBL Financial Group common stock at a future date. The deferred compensation is recorded in units that represent shares of stock. As dividends are paid on the stock, equivalent earnings are added to the units for each employee in the plan. Distributions are in shares of FBL Financial Group stock equal to the number of units in the employee’s account. Employees may elect to receive distributions in lump sum or five or ten annual installments and choose to receive distributions upon termination or another specified future date.

(c)

The table includes $23,519 of non-equity plan compensation received in 2009 for 2008 performance for Mr. Brannen which he elected to defer to the Executive Salary and Bonus Deferred Compensation Plan. Mr.

Brannen’s aggregate balance includes $84,890 previously reported as compensation income to him in prior years.

(d)

The table includes $28,967 of non-equity plan compensation received in 2009 for 2008 performance for Mr. Trost which he elected to defer to the Executive Salary and Bonus Deferred Compensation Plan. Mr. Trost’s aggregate balance includes $199,189 previously reported as compensation income to him in prior years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

          The text and tables below reflect the amount of compensation to each of the named executive officers in the event of termination of employment at December 31, 2009. The amount of compensation payable to each named executive officer upon voluntary termination or termination for cause, involuntary not for cause termination, termination following a change in control and in the event of retirement, disability or death of the executive is shown below. The value of restricted stock and stock options was calculated using the year end closing stock price, $18.52. It was also assumed that none of the restricted stock goals were met for the 2007 and 2008 grants, and 100% of the goals were met for the 2009 grants, in calculating the value vested for retirement or disability.

Payments Made Upon Voluntary Termination or Termination for Cause

          Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during the term of employment. Such amounts would apply to a voluntary termination, and to a termination for cause, and would include

•	Base salary to the termination date

•

Non-equity incentive compensation earned during the year (the Compensation committee retains negative discretion to limit or eliminate payment of cash incentives to any or all Tiers, Groups, segments, teams or individuals covered by the plan in its sole discretion)

•	Stock options which have vested, with 30 days to exercise

•	Executive’s 401(k) account, including Company matching contributions, plus Company contributions and earnings under the employer match deferred compensation plan

•	Amounts contributed by the executive to the Executive Salary and Bonus Deferred Compensation Plan

•	Executive’s accrued and vested retirement benefits

•	COBRA benefits are available for the purchase of medical and dental insurance

•	Group life insurance may be converted to an individual policy without proof of insurability, at executive’s ongoing expense

•	Executive universal life policy may be maintained, by executive paying ongoing premium expense

Payments Made Upon Involuntary Termination – Not for Cause

          The Board of Directors in January 2009 has revised the severance terms potentially available to the members of the Company’s management team, including the named executive officers, in case of involuntary termination – not for cause. As for all exempt personnel, the Company provides severance pay in its discretion on a sliding scale of up to 12 months severance for a person with 20 or more years of service. The sliding scale is in six increments based upon completed years of service: 0 years, 1 month; 1 to 4 years, 3 months; 5 to 14 years, 6 months; 15 to 19 years, 9 months; 20 or more years, 12 months. The Board retains the discretion to amend, replace and/or repeal the severance benefit.

          In addition, all restricted stock awards beginning in 2009 contain “double triggers” so that the awards do not vest just upon a change in control. Rather, vesting of these awards is triggered upon change in control when employment is terminated by the Company other than for cause, or by the employee for good reason.

Payments Made Upon a Change in Control

          The Company has terminated all Change in Control Agreements with the named executive officers. The Board adopted a policy that in the event of a termination not for cause made in conjunction with a change in control that members of the management team would be paid under the severance policy sliding scale described above, except that all members of the management team would receive at least six months severance.

Payments Made Upon Retirement

          In the event of the retirement eligibility of a named executive officer, in addition to the payments and transfers listed above:

•	All unvested stock options would vest and all options can be exercised during the shorter of the remainder of the outstanding ten year term, or three years from retirement
•

Restricted stock would vest on the lapse date as to a pro rata portion of the shares that would be available according to the goals set in the restricted stock agreement. The pro rata portion is measured as the time from the grant date to the retirement date divided by the period from the grant date to the lapse date.

•	Amounts accrued and vested under the Company’s Retirement Plan and Supplemental Retirement Plan
•	The executive at his expense may participate in the retiree group health plan for medical coverage; the executive may elect to purchase dental coverage under COBRA
•	The executive receives a $15,000 group term life policy
•	The executive receives a lump sum payment for the executive universal life policy sufficient for it to be paid up at its December 31, 2006 value at age 65, to endow at age 95

Payments Made Upon Disability or Death

          In the event of the death or disability of a named executive officer, in addition to the benefits listed above at Payments Made Upon Termination, and Payments Made Upon Retirement, the named executive officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

          The disability benefits to executives are in two pieces. First, coverage under the Company’s group disability plan at 50% of pre-disability earnings with a maximum annual benefit of $240,000 (on $480,000 earnings). This is taxable income to the recipient. Second, coverage under an individual policy issued to the executives to cover an additional 25% of pre-disability earnings with a maximum annual benefit of $90,000 (on $360,000 earnings). Executives recognize taxable income equal to the premium payment on this policy, resulting in the disability payments from the individual policy being not taxable income.

          All unvested stock options would vest and all options can be exercised during the shorter of the remainder of the outstanding ten year term, or three years from death or disability. Upon disability, restricted stock would vest on the lapse date as to a pro rata portion of the shares that would be available according to the goals set in the restricted stock agreement. The pro rata portion is measured as the time from the grant date to the disability date divided by the period from the grant date to the lapse date. In the event of death of an executive, restricted stock grants would vest immediately as to a pro rata portion of the shares measured from the grant date to date of death, divided by the period from the grant date to the lapse date. Vesting in the event of death is not subject to performance goals.

          In the event of death of an executive, the group life death benefit, and the executive universal life death benefit, would be paid to the beneficiary.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

James E. Hohmann	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change-in Control (Involuntary & Good Reason)	Retirement	Disability	Death

Base Salary	$	$	$55,800	$334,800	$	$	$
Annual cash incentive
“In the money” value of unexercisable options
Outstanding Unvested Restricted Stock
Retirement Plans:
Enhanced Benefit
Medical
Group Term Life								669,000
Executive UL
Excise tax gross up for change in control
Total			$55,800	$334,800				$669,000

James P. Brannen	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change-in Control (Involuntary & Good Reason)	Retirement		Disability		Death

Base Salary	$	$	$312,188	$312,188	$		$		$
Annual cash incentive
“In the money” value of unexercisable options				163,272		163,272		163,272		163,272
Outstanding Unvested Restricted Stock				973,337		152,157		152,157		487,882
Retirement Plans:
Enhanced Benefit
Medical
Group Term Life										1,441,810
Executive UL										692,876
Excise tax gross up for change in control

Total			$312,188	$1,448,797		$315,429		$315,429		$2,785,840

Bruce A. Trost	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change-in Control (Involuntary & Good Reason)	Retirement		Disability		Death

Base Salary	$	$	$205,071	$205,071	$		$		$
Annual cash incentive
“In the money” value of unexercisable options				160,873		160,873		160,873		160,873
Outstanding Unvested Restricted Stock				976,411		149,925		149,925		498,076
Retirement Plans:
Enhanced Benefit
Medical
Group Term Life										50,000
Executive UL										1,040,539
Excise tax gross up for change in control

Total			$205,071	$1,342,355		$310,798		$310,798		$1,749,488

Charles T. Happel	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change-in Control (Involuntary & Good Reason)	Retirement		Disability		Death

Base Salary	$	$	$275,000	$275,000	$		$		$
Annual cash incentive
“In the money” value of unexercisable options				58,841		58,841		58,841		58,841
Outstanding Unvested Restricted Stock				223,925		54,829		54,829		72,522
Retirement Plans:
Enhanced Benefit
Medical
Group Term Life										344,000
Executive UL
Excise tax gross up for change in control

Total			$275,000	$557,766		$113,670		$113,670		$475,363

Kevin R. Slawin	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change-in Control (Involuntary & Good Reason)	Retirement		Disability		Death

Base Salary	$	$	$33,333	$200,000	$		$		$
Annual cash incentive
“In the money” value of unexercisable options
Outstanding Unvested Restricted Stock				87,025		24,174		24,174		24,174
Retirement Plans:
Enhanced Benefit
Medical
Group Term Life										1,600,000
Executive UL
Excise tax gross up for change in control
Total			$33,333	$287,025		$24,174		$24,174		$1,624,164

Richard J. Kypta	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change-in Control (Involuntary & Good Reason)	Retirement		Disability		Death

Base Salary	$	$	$96,731	$193,461	$		$		$
Annual cash incentive
“In the money” value of unexercisable options				151,774		151,774		151,774		151,774
Outstanding Unvested Restricted Stock				755,246		141,436		141,436		305,486
Retirement Plans:
Enhanced Benefit
Medical
Group Term Life										494,000
Executive UL
Excise tax gross up for change in control

Total			$96,731	$1,100,481		$293,210		$293,210		$951,260

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

          Pursuant to our Corporate Compliance Manual and Code of Conduct, all employees (including our named executive officers) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to, or is a customer of FBL Financial Group, are required to disclose to us prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work-place. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Compliance Committee and Corporate Compliance Officer implement our Code of Conduct and related policies, and the Audit Committee of our Board is responsible for overseeing our Ethics and Compliance Program. Our Board members are also subject to compliance with our Code of Conduct. Our Code of Conduct is in writing. To obtain a copy, please see the “Corporate Governance” section above in this Proxy Statement.

          The charter of the Audit Committee requires that it review with the independent registered public accountants and management at each of its regular quarterly meetings any Company transactions involving more than $120,000 where a direct or indirect material interest in the transaction is held by any director, executive officer, nominee for director, 5% shareholder, immediate family member of such person, or companies managed by the Company. The Audit Committee is directed to refer to the Board any transactions which it deems unfair to the Company. Additionally, the Company’s practice is that if the Audit Committee or Board believes a transaction with Farm Bureau Property & Casualty is outside of our normal business practices, that a committee consisting of two independent directors of the Company and two independent directors of Farm Bureau Property & Casualty will determine whether the transaction should be completed, and on what terms. The transactions listed below represent continuing relationships and contracts which have been reviewed by the Audit Committee from time to time over a period of years.

Organization of the Company

          FBL is a holding company which markets individual life insurance policies and annuity contracts through distribution channels of our life insurance subsidiaries. The Farm Bureau Life distribution channel markets to Farm Bureau members and other individuals and businesses in the Midwestern and Western sections of the United States. EquiTrust Life markets individual annuity products through independent agents and brokers in all states except New York. In addition to writing direct insurance, we assume business through various coinsurance agreements. These include investment advisory, leasing, marketing and distribution services. In addition, we provide management and administrative services to two Farm Bureau affiliated property-casualty companies.

Management and Marketing Agreements

          We have management agreements with Farm Bureau Property & Casualty and other affiliates under which we provide general business, administrative and management services. For insurance companies, the management fee is equal to a percentage of premiums collected. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Property & Casualty and its affiliates for these services during 2009 totaled $3,450,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain management services to us under a separate arrangement. During 2009 we incurred related expenses totaling $818,000.

          We have agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Property & Casualty and another affiliate. Under the agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee. We paid $6,168,000 to Farm Bureau Property & Casualty under this arrangement during 2009.

Relationship with Farm Bureau Organizations

          American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau organizations. Through a membership agreement, the Iowa Farm Bureau Federation (our principal shareholder) and similar state Farm Bureau organizations throughout the country agree to cooperate in reaching these objectives.

          American Farm Bureau Federation is the owner of the “Farm Bureau” and “FB” designations and related trademarks and service marks including the “FB design” which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. We are licensed by the Iowa Farm Bureau Federation to use the “Farm Bureau” and “FB” designations in Iowa, and pursuant thereto, incurred royalty expense of $487,000 for 2009. Our subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $1,444,000. Royalty payments in 2009 in excess of $120,000 were made to the Farm Bureau organization in Kansas ($284,000), Nebraska ($210,000) and Oklahoma ($208,000).

Other Services, Transactions and Guarantees

          We lease our home office properties under a 15-year operating lease from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $3,300,000 for 2009. This amount is net of $1,395,000 in amortization of the deferred gain on the exchange of our home office properties for common stock that took place on March 31, 1998.

          We provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Iowa Farm Bureau Federation and Farm Bureau Property & Casualty and their affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services.

          Farm Bureau Life and FBL Leasing Services, Inc. own aircraft that are available for use by our affiliates. In 2009, Farm Bureau Property & Casualty and its affiliates paid us approximately $270,000 for use of such aircraft.

          Through our subsidiary, FBL Leasing Services, Inc., we leased computer equipment, furniture and automobiles to other Farm Bureau organizations. In 2009, Farm Bureau Property & Casualty paid approximately $2,560,000 and the Iowa Farm Bureau Federation paid approximately $810,000 under these leases.

          In 2008, we also entered into an expense allocation agreement with Farm Bureau Property & Casualty for the use of property and equipment. Lease expense relating to this agreement totaled $1,450,000 in 2009.

          Through our investment advisor subsidiary, EquiTrust Investment Management Services, Inc., we provide investment advice and related services. Farm Bureau Property & Casualty and its affiliates paid us approximately $1,053,000 for these services.

          Farm Bureau Property & Casualty and other Farm Bureau organizations will, on occasion, enter into structured settlement arrangements with EquiTrust Assigned Benefit Company (ETABC), one of our indirect wholly-owned subsidiaries. For a fee, ETABC relieves Farm Bureau Property & Casualty of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2009 under this arrangement totaled $2,155,000 from Farm Bureau Property & Casualty and its affiliates and $301,000 from other Farm Bureau organizations.

PROPOSAL NUMBER TWO — AMENDMENT TO THE DIRECTOR COMPENSATION PLAN

          The Board of Directors recommends that Class A common shares reserved for the Director Compensation Plan be increased from 100,000 to 250,000 shares. The Plan was established in 1998 with an initial 10,000 shares reserved, to allow non-employee directors to participate in the ownership of FBL by acquiring shares or deferred stock units, and to defer all or a portion of their compensation for their service as directors. In 2001 we amended the Plan by increasing the reserved shares to 50,000. In 2007, we amended the Plan by increasing the reserved shares to 100,000.

          A majority of the Directors have utilized the Plan, to the point that reserved shares have been exhausted. Early exhaustion of the reserved shares was especially impacted in the first six months of 2009 by severe contractions in our stock price, which increased the number of shares needed to cover ongoing board fees for the electing directors, together with a significant increase in the number of special meetings of the board and of various committees during the depths of the recent recession. This required the allocation of over 26,000 shares in the 2009 first quarter alone.

          As a result of the pressure on reserved shares, the Management Development and Compensation Committee amended the Plan in May 2009 to provide for a cash deferral. That is, for allocations to the Plan made after existing reservations of shares were exhausted, the allocations are made to the share accounts, but in a provisional status pending shareholder approval of the increase in shares. When so amended, the provisional status shall end for those shares. Should the shareholders not approve the amendment, the provisional shares will convert into a cash account deferral of the director fees, with earnings on the cash amounts at the periodic interest rate declared and in effect each month on individual Asset Builder flexible premium deferred annuities issued by Farm Bureau Life Insurance Company.

          We believe this Plan promotes incentives for good performance by the directors who choose to participate by allowing them to acquire additional shares of stock and by allowing them to defer receipt of their taxable fees until a later date of their choosing. The Board has concluded that preserving and extending the Plan would assist in continuing to align the interests of directors with shareholders.

          The Plan applies only to directors who are not employees of FBL or of any of its affiliates. There are 11 persons eligible to participate in the Plan, and 7 of those do currently participate. The Plan permits electing directors to receive any director fees either in shares or to defer receipt of the fees to a unit account which will be paid in shares after the director leaves the board, either in a lump sum or in up to ten installments. Holdings in the Plan as of December 31, 2009 were as follows:

Name of Director	Number of Units Outstanding December 31, 2009 (Each Equivalent to One Share)

Jerry Chicoine	32,794
John Creer, former director	5,572
Tim Gill	8,241
Robert Hanson	16,343
Steve Kouplen, former director	282
Paul Larson	4,804
John Walker	26,850
Total Units Outstanding	94,886
Units Previously Utilized	10,030
Number of Units available at December 31, 2009	(4,961)

          Directors electing to participate in the Plan receive their compensation payments quarterly in arrears, and Class A common stock is issued to them (or units deferred for them) at the closing price of the shares on the New York Stock Exchange the last business day of each quarter. Each unit in an account is equivalent to one share of Class A common stock. Deferred accounts are credited with additional units on dividend payment dates equal to the dividend that would be paid on the share equivalents in such person’s account, divided by the closing market price on such date.

          The deferred units are counted towards the directors’ share ownership requirements, as discussed above.

          The dollar amount of benefits receivable under the Plan are not determinable, being as they depend upon future market prices and elections of the participants which may vary from time to time, and therefore no tabular presentation of plan benefits is available. The Plan may be amended or terminated at any time, by the Board of Directors or by its Management Development and Compensation Committee, but not in a manner that would adversely affect the right of a participant to receive shares issuable or cash payable that the participant has in any unit account at the effective date of the amendment or termination. The Board or the Management Development and Compensation Committee may terminate the Plan and distribute the shares upon (1) a change of control and (2) as applicable guidance under Internal Revenue Code §409A may permit.

          The Plan was amended by the Board of Directors in 2006 to conform the plan to new Internal Revenue Code deferred compensation regulations. A copy of the plan as amended is Exhibit A to this Proxy Statement.

YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE APPROVAL
OF THE AMENDMENT TO THE DIRECTOR COMPENSATION PLAN.

REPORT OF THE AUDIT COMMITTEE

          The purpose of the Audit Committee is to assist the Board in its general oversight of FBL’s financial reporting, internal controls, compliance and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. The Charter is available on the Company’s website, www.fblfinancial.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of the NYSE.

          The Audit Committee is responsible for hiring the independent registered public accounting firm. Ernst & Young LLP has served as such for a number of years. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP. Management is responsible for the preparation, presentation and integrity of FBL’s financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

          Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

          During the course of 2009, management continued the evaluation of FBL’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Committee meeting. At the conclusion of the year, the Committee reviewed management’s report on the effectiveness of the Company’s internal control over financial reporting.

          The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm on Internal Controls Over Financial Reporting and its Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements, both included in the Company’s Annual Report on Form 10-K related to its audit of (i) the effectiveness of internal control over financial reporting and (ii) the consolidated financial statements and financial statement schedules. The Committee continues to oversee FBL’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2010.

          The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards 114, “The Auditor’s Communication with Those Charged with Governance” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Ethics and Independence Rule 3256, “Communications with Audit Committees Concerning Independence,” and the Audit Committee has discussed with Ernst & Young LLP the firm’s independence.

          Based on the committee’s review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that FBL’s audited consolidated financial statements be included in FBL’s Annual Report on Form 10-K for fiscal year 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Paul E. Larson, Chair
Edward W. Mehrer
Robert H. Hanson

PROPOSAL NUMBER THREE — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee has appointed, and the Board has approved, Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2010. You are being asked to ratify this action of the Audit Committee. Should you not ratify the Audit Committee’s action, it will review the matter, and may make such decision as it believes appropriate, consistent with its role as the sole body responsible for appointing the Independent Registered Public Accounting Firm. That decision may include retaining the Independent Registered Public Accounting Firm despite not receiving your ratification, or dismissing the firm at any time if conditions warrant.

          Ernst & Young LLP provided audit and other services during 2009 and 2008 for fees totaling $1,747,500 and $1,450,700 respectively. This included the following fees:

          Audit Fees: $1,633,300 and $1,371,700 respectively, for the annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Reports on Form 10-Q;

          Audit Related Fees: $99,100 and $63,100, respectively, primarily for employee benefit plan audits;

          Tax Related Fees: $15,100 and $15,900, respectively, for tax compliance, tax consulting and tax planning;

          All Other Fees: $0 and $0, respectively.

          The Company’s policy as reflected in the Audit Committee Charter which can be found on our website at www.fblfinancial.com, is that all services provided by the Company’s Independent Registered Public Accounting Firm, and fees for such services, must be approved in advance by the Audit Committee. The committee has determined to grant general pre-approval authority for tax services that are routine and recurring, and would not impair the independence of the Independent Registered Public Accounting Firm, of $5,000 per engagement and $35,000 in total for the calendar year, and for other services that are routine and recurring, and would not impair the independence of the Independent Registered Public Accounting Firm, of $10,000 per engagement and $40,000 in total for audit services, and $10,000 per engagement and $40,000 in total for audit related services. Engagements exceeding those limits require specific pre-approval. The Audit Committee reviews with Ernst & Young LLP whether the non-audit services to be provided are compatible with maintaining their independence. Permissible non-

audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

          Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR
THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2010.

          Abstentions or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.

EXHIBIT A

FBL FINANCIAL GROUP, INC.

DIRECTOR COMPENSATION PLAN
 (Amended Plan to be ratified by shareholders May 19, 2010)

          PURPOSE. This Director Compensation Plan is established to allow the non-employee directors of FBL Financial Group, Inc. (FBL) to participate in the ownership of FBL through ownership of shares of the FBL common stock or deferred stock units. In addition, the Plan is intended to allow non-employee directors to defer all or a portion of their compensation for their service as directors.

          DEFINITIONS. The following words have the definitions given them below:

“Affiliate” means any corporation, company limited by shares, partnership, limited liability company, business trust, other entity, or other business association that is controlled by FBL.

          “Applicable Guidance” means Treasury Regulations issued pursuant to Code §409A, including proposed Treasury Regulations published at 70 Fed. Reg. 57930 (Oct. 4, 2005), or other written Treasury or IRS guidance regarding Code §409A, including IRS Notice 2005-1.

“Board” means the board of directors of FBL.

“Business Day” means a day on which FBL’s executive offices in West Des Moines, Iowa, are open for business and on which trading is conducted on the New York Stock Exchange.

          “Change in Control” of FBL means a change: (1) in the ownership of FBL; (2) in the effective control of FBL; or (3) in the ownership of a substantial portion of the assets of the assets of the FBL, within the meaning of Notice 2005-1, Q&A& 11-14 and in Applicable Guidance.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock, no par value per share, of FBL.

“Compensation Date” means the last Business Day of each calendar quarter.

“Director” means any director of FBL who is not an employee of FBL or an Affiliate.

“Distribution Date” means the date on which a Director ceases to be a director of FBL and has incurred a “separation from service” from FBL pursuant to the Applicable Guidance.

          “Fair Market Value” means, as to any particular day, the closing price quoted for a share of Common Stock trading on the New York Stock Exchange on that day, or if no such prices were quoted for the shares of Common Stock on the New York Stock Exchange for that day, the closing price quoted on the last Business Day on which prices were quoted. The closing price for the shares of Common Stock shall be that published in the edition of The Wall Street Journal or any successor publication for the next Business Day.

“Plan Year” means each 12-month period beginning on each January 1 and ending on each December 31.

“Retainer” means the amount of compensation set by the Board from time to time as payable to a Director in each Plan Year, including a fixed portion and a portion that is variable depending on the number of Board and committee meetings attended, including any portion thereof that a Director elects to defer as provided in this Plan.

“Shares” means shares of the Common Stock.

“Special Ledger” means a record established and maintained by FBL in which the Unit Accounts for the Directors and the Units credited to the accounts are noted.

“Taxable Year” means the 12 consecutive month period ending each December 31.

“Unit Account” shall mean the account maintained in the Special Ledger for a Director to which Units allocable to the Director under this Plan are credited.

“Unit” means a credit in a Unit Account representing one Share.

          ANNUAL RETAINER. During each Plan Year in which a person is a Director during the existence of this Plan, the Director will be eligible to receive the Retainer payable as follows:

          A. At the Director’s option, any percentage up to 100% of the Retainer will be (1) payable to the Director in Shares, or (2) at the Director’s option, deferred by FBL crediting Units to a Unit Account maintained for the Director as provided in this Plan.

B. The balance of the Retainer shall be payable in cash.

          The Retainer will be payable in arrears in equal quarterly installments on each Compensation Date unless deferred as provided below. Each quarterly installment will consist of one-fourth of the fixed annual amount, plus the amount determined by the number of Board and committee meetings attended in that quarter, if any, for each Director.

          ELECTIONS. Each Director who was a Director during the prior Plan Year must elect by no later than December 31 of the prior Plan Year how he or she will receive the Retainer. Each Director who becomes a Director during a Plan Year must elect within 30 days after becoming a Director how he or she will receive the Retainer. Each election must be made by the Director filing an election form with the Secretary of FBL. If a Director does not file an election form for each Plan Year by the specified date, the Director will be deemed to have elected to receive the entire Retainer in cash. Any person who becomes a Director during a Plan Year and does not file the required election within 30 days thereafter will be deemed to have elected to receive the entire Retainer in cash. Any election to defer a portion of the Retainer made by a person who becomes a Director during a Plan Year will be valid as to the portion of the Retainer received after the election is filed with the Secretary of FBL. When an election is made for a Plan Year, the Director may not revoke or change that election.

          THE SHARES. If a Director elects to receive Shares in payment of all or any part of the Director’s Retainer, the number of Shares to be issued on any Compensation Date shall equal the amount of the Retainer then payable, divided by the Fair Market Value of a Share on the Compensation Date, with any fraction of a Share to be paid in cash. Any Shares issued under this Plan will be registered under the Securities Act of 1933, as amended, and, so long as shares of the Common Stock are listed for trading on the New York Stock Exchange, will be listed for trading on the New York Stock Exchange.

          THE UNITS. If a Director defers any portion of the Retainer in the form of Units, then on each Compensation Date, FBL will credit a Unit Account maintained for the Director with a number of Units equal to (1) the dollar amount of the Retainer then payable that the Director has elected to defer in the form of Units, divided by (2) the Fair Market Value on the Compensation Date, rounded to the nearest one-thousandth of a Unit. If the Common Stock is the subject of a stock dividend, stock split, or a reverse stock split, the number of Units will be increased or decreased, as the case may be, in the same proportion as the outstanding shares of Common Stock. FBL will credit to the Director’s Unit Account on the date any dividend is paid on the Common Stock, an additional number of Units equal to (1) the aggregate amount of the dividend that would be paid on a number of Shares equal to the number of Units credited to the Director’s Unit Account on the date the dividend is paid, divided by (2) the

Fair Market Value on that date, rounded to the nearest one-thousandth Unit. A Director shall be fully vested in the Units credited to his or her Unit Account.

          DISTRIBUTIONS AND ALLOCATIONS IN EXCESS OF AUTHORIZED SHARES. Shares authorized for distribution to Directors or to allocation in Unit Accounts under this Plan are limited to the number authorized and approved from time to time by the Board and the Shareholders. If on any Compensation Date the number of authorized Shares remaining in the Plan is insufficient to fully fund all payments in Shares and all deferral elections to the Unit Account, in such case First, the Shares which are available shall be paid or allocated, as the case may be, pro rata between the electing Directors, and Second, remaining elections for distributions in Shares shall be paid in cash, and remaining deferral elections to the Unit Account shall continue to be allocated into the Unit Account, but shall be in a provisional status. The provisional allocations shall remain in place until the Board and Shareholders have approved sufficient additional Shares for the Plan to cover the provisional allocations. If a Director’s Distribution Date occurs prior to such Shareholder approval, all provisional allocations shall revert retroactively to the Investment Fund. “Investment Fund” means an investment benchmark or fund designated by the Committee as an investment medium for the hypothetical investment of a participant’s account. As of May 20, 2009, the only investment benchmark is the periodic interest rate declared and in effect each month on individual Asset Builder flexible premium deferred annuities issued by Farm Bureau Life Insurance Company. The Committee shall have the discretion to establish and terminate investment benchmarks or funds as it may deem appropriate. Distributions from the Investment Fund will be accomplished in the same fashion as the Director’s election for distributions from the Unit Account.

          DISTRIBUTION OF THE AMOUNTS IN A UNIT ACCOUNT. If a Director defers any portion of his or her Retainer in the form of Units, the Director shall, at the same time, elect the form of payment of the Director’s Unit Account. A Director’s election with respect to the form of payment shall apply only to the Units credited to a Director’s Unit Account with respect to the Retainer deferred under the corresponding deferral election. A Director may elect to receive payment of Shares equal to the Units credited to the Unit Account at one time or in up to 10 annual installments. If the Director elects to receive the Shares at one time, FBL will issue the Shares as soon as administratively practicable after the Director’s Distribution Date, provided that such time of distribution does not result in tax pursuant to Code section 409A. Any fractions of a Share shall be paid in cash. If the Director elects to receive the Shares equal to the Units credited to the Unit Account in installments, FBL will issue a pro rata number of Shares for each installment plus any additional Shares equal to the Units credited to the Unit Account respecting dividends paid on the Common Stock since the last installment was made. FBL will issue the first installment of Shares as soon as administratively practicable after the Director’s Distribution Date. The remaining installments of Shares will be issued on each anniversary of the Director’s Distribution Date.

          A Director may make a change in the initial election or in a subsequent changed election of the form of payment applicable to amounts in the Director’s Unit Account. A Director must make any change to the form of payment on a form FBL provides for such purpose. A Director’s change in election: (1) may not take effect until at least 12 months following the date of the election change; (2) must result in the first payment under the election change being made not earlier than five years following the date upon which the originally-elected payment would have been made; and (3) the Director must make the election change not less than 12 months prior to the date of the first scheduled payment under the initial election.

          If a Director does not make a valid election with respect to the distribution of the amounts in his or her Unit Account, the Director shall receive all of the Shares at one time, as soon as administratively practicable after the Director’s Distribution Date, with any fractions of a Share to be paid in cash. Until the Plan completely distributes a Director’s Unit Account, the Plan will continue to credit the Director’s Unit Account with any dividends paid on the Common Stock.

          A Director, on or before December 31, 2006, may make a new payment election as to the form of payment applicable to amounts in the Director’s Unit Account. Any such election must be a permissible election under this section. A new payment election made under this paragraph is not treated as a change in the timing or form of distribution and need not meet the requirements that a Director’s change in election: (1) may not take effect until at least 12 months following the date of the election change; (2) must result in the first payment under the election change being made not earlier than five years following the date upon which the originally-elected payment would have been made; and (3) the Director must make the election change not less than 12 months prior to the date of the first scheduled payment under the initial election. Notwithstanding any provision to the contrary, a Director cannot in 2006 change his or her payment elections with respect to any payments that the Director would otherwise receive in 2006, or cause any payments to be made from the Director’s Unit Account in 2006.

          DISTRIBUTION IN THE EVENT OF A DIRECTOR’S DEATH. Each Director who defers any part of the Retainer payable to him or her in any Plan Year must designate one or more beneficiaries of the Director’s Unit Account, who may be changed from time to time. The designation of a beneficiary must be made by filing with FBL’s Secretary a form prescribed by FBL. If no designation of a beneficiary is made, any deferred benefits under this Plan will be paid to the Director’s or former Director’s estate. If a Director dies while in office or a former Director dies during the installment payment period, FBL will issue the Shares and pay the amounts of cash that are issuable and payable to the Director or former Director at one time as soon as administratively practicable after the death of the Director or the former Director.

          DISTRIBUTION UPON SEPARATION. Notwithstanding a Director’s distribution election, the Plan will distribute in a one time payment the number of Shares equal to the number of Units with which the Director’s Unit Account is credited, with any fractions of a Share to be paid in cash, to a Director who ceases to be a director of FBL where the Fair Market Value of the Director’s Unit Account does not exceed $10,000. FBL will make any payment under this section on or before the later of: (1) the December 31 of the Taxable Year in which the Director ceases to be a director of FBL; or (2) 2½ months following the Director ceasing to be a director of FBL.

          TIMING OF ELECTION TO RECEIVE DEFERRED BENEFITS IN INSTALLMENTS. If the Director wants the benefits distributed in installments, the election to receive payments in installments must be on file for a period of at least 12 full months prior to the Director ceasing to be a director of FBL. The last valid election on file with FBL’s Secretary for at least 12 full months will be the given effect by FBL in distributing the benefits.

          WITHHOLDING FOR TAXES. FBL will withhold the amount of cash and Shares necessary to satisfy FBL’s obligation to withhold federal, state, and local income and other taxes on any benefits received by the Director, the former Director or a beneficiary under this Plan.

          NO TRANSFER OF RIGHTS UNDER THIS PLAN. A Director or former Director shall not have the right to transfer, grant any security interest in, or otherwise encumber rights he or she may have under this Plan or any Unit Account maintained for the Director or former Director or any interest therein. No right or interest of a Director or a former Director in a Unit Account shall be subject to any forced or involuntary disposition or to any charge, liability, or obligation of the Director or former Director, whether as the direct or indirect result of any action of the Director or former Director or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be null, void, and without effect.

          UNFUNDED PLAN. This Plan will be unfunded for federal tax purposes. The Deferral Accounts and the Unit Accounts are entries in the Special Ledger only and are merely a promise to make payments in the future. FBL’s obligations under this Plan are unsecured, general contractual obligations of FBL.

          AMENDMENT AND TERMINATION OF THE PLAN. The Board or Compensation Committee of the Board may amend or terminate this Plan at any time. An amendment or the termination of this Plan will not adversely affect the right of a Director, former Director, or Beneficiary to receive Shares issuable or cash payable at the effective date of the amendment or termination of any rights that a Director, former Director, or a Beneficiary has in any Unit Account at the effective date of the amendment or termination. The Board or Compensation Committee of the Board may also amend the Plan at any time to comply with Code §409A and Applicable Guidance provided that such amendment will not result in taxation to any Director, former Director, or Beneficiary under Code §409A.

          The Board or Compensation Committee of the Board may terminate the Plan and distribute Plan Unit Accounts: (1) upon a Change in Control (provided FBL distributes all Plan Unit Accounts within 12 months following the Change in Control) and (2) as Applicable Guidance otherwise may permit.

          GOVERNING LAW. This Plan shall be governed by the laws of the State of Iowa. FBL has the right to interpret this Plan, and any interpretation by FBL shall be conclusive as to the meaning of this Plan.

          NO ACCELERATION. Neither FBL nor the Director may accelerate the time or schedule of any Plan payment except as Applicable Guidance may permit.

          EFFECTIVE DATE AND RESERVED SHARES. The original effective date of this Plan is January 1, 1998, and the Plan became operative and in effect on that date. The Board has reserved and authorized for issuance, pursuant to the terms and conditions of this Plan, 250,000 shares of Common Stock., which the shareholders have ratified.

/s/

Craig A. Lang
Chairman of the Board

Dated: May __, 2010

5400 UNIVERSITY AVENUE
WEST DES MOINES, IA 50266-5997

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FBL Financial Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 19, 2010 (two days before for participants in the Farm Bureau 401(k) Plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M22356-P90568-Z51945	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FBL FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR the following proposals:
			For	Against	Abstain
1.	Election of Directors

	1a.	Roger K. Brooks	☐	☐	☐

	1b.	Jerry L. Chicoine	☐	☐	☐			For	Against	Abstain

	1c.	Tim H. Gill	☐	☐	☐	2.	Approve amendment to the Director Compensation Plan.	☐	☐	☐
	1d. 1e.	Robert H. Hanson James E. Hohmann	☐ ☐	☐ ☐	☐ ☐
						3.	Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2010.	☐	☐	☐
	1f. 1g.	Paul E. Larson Edward W. Mehrer	☐ ☐	☐ ☐	☐ ☐
						4.	On any other matter that may be submitted to a vote of shareholders.	☐	☐	☐

	1h.	John E. Walker	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com and at
www.fblfinancial.com. In addition, you can view FBL’s online annual report at
www.fblfinancial.com/2009AnnualReport

M22357-P90568-Z51945

FBL FINANCIAL GROUP, INC. Annual Meeting May 19, 2010
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned Class A shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Craig A. Lang and James E. Hohmann, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 19, 2010, at 8:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse side.

THIS proxy will be voted “FOR” items 1, 2 and 3 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management.

ATTENTION participants in 401(k) Plan: If you hold shares of FBL Financial Group, Inc. Class A Common Stock through Farm Bureau’s 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Central Time, on May 17, 2010 so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of FBL Financial Group, Inc. Class A Common Stock held in the Farm Bureau 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted.

Address changes/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

FBL FINANCIAL GROUP, INC.

5400 UNIVERSITY AVENUE WEST DES MOINES, IA 50266-5997

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 15, 2010
Date: May 19, 2010 Time: 8:00 AM CT
Location:	5400 University Avenue West Des Moines, Iowa

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M22402-P90568

—— Before You Vote ——
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT FORM 10-K

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com or www.fblfinancial.com

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

	1)	BY INTERNET:	www.proxyvote.com
	2)	BY TELEPHONE:	1-800-579-1639
	3)	BY E-MAIL*:	sendmaterial@proxyvote.com

*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 05, 2010 to facilitate timely delivery.

You can also view FBL’s online annual report at www.fblfinancial.com/2009AnnualReport

—— How To Vote ——
Please Choose One of the Following Voting Methods

Vote In Person: To vote in person, attend FBL’s Annual Meeting of Shareholders on May 19, 2010 at 8:00 a.m. CT. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M22403-P90568

Voting Items

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	1a.	Roger K. Brooks	1e.	James E. Hohmann
	1b.	Jerry L. Chicoine	1f.	Paul E. Larson
	1c.	Tim H. Gill	1g.	Edward W. Mehrer
	1d.	Robert H. Hanson	1h.	John E. Walker

2.	Approve amendment to the Director Compensation Plan.

3.	Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2010.

4.	On any other matter that may be submitted to a vote of shareholders.

M22404-P90568

M22405-P90568